EXHIBIT 2(a)





PURCHASE AGREEMENT

between

BAUSCH & LOMB INCORPORATED

and
LUXOTTICA GROUP S.p.A.

April 28, 1999


TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS                                        1
1.1  Certain Definitions                                     1
1.2  Other Definitions                                       4
1.3  Other Rules of Construction                             6
ARTICLE 2 SALE, PURCHASE AND ASSUMPTION                      6
2.1  Purchased Assets                                        6
2.2  Assumed Liabilities                                     8
2.3  Excluded Assets and Liabilities                         9
2.4  Purchase Price                                          9
2.5  Post-Closing Adjustment                                10
ARTICLE 3 CLOSING                                           11
3.1  The Closing                                            11
3.2  Allocations                                            12
3.3  Staged Transfers                                       13
3.4  Deliveries by Buyer                                    15
3.5  Deliveries by Seller                                   16
3.6  Further Assurances                                     16
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER          17
4.1  Organization, Good Standing and Power                  17
4.2  Authorization and Validity of Agreements               17
4.3  Consent and Approvals; No Conflict                     18
4.4  Entire Business                                        18
4.5  Title to Purchased Shares and Purchased Assets         19
4.6  Financial Information                                  20
4.7  Absence of Undisclosed Liabilities                     20
4.8  Absence of Certain Changes                             20
4.9  Inventory                                              20
4.10 Legal Proceedings                                      21
4.11 Labor Relations Matters                                21
4.12 Intellectual Property                                  21
4.13 Government Authorizations                              21
4.14 Compliance with Applicable Laws                        22
4.15 Regulatory Compliance                                  22
4.16 Employee Benefit Plans                                 22
4.17 Environmental Matters                                  24
4.18 Employees                                              24
4.19 Tax Matters                                            24
4.20 Contracts                                              24
4.21 Accounts Receivable                                    25
4.22 Certain Fees                                           26
4.23 Year 2000                                              26
4.24 No Other Representations or Warranties                 26
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER           26
5.1  Organization, Good Standing and Power                  26
5.2  Authorization and Validity of Agreements               27
5.3  Consents and Approvals; No Conflict                    27
5.4  Legal Proceedings                                      28
5.5  Certain Fees                                           28
5.6  Purchase for Investment                                28
5.7  Due Diligence                                          28
5.8  Knowledge of Buyer                                     28
5.9  No Other Representations or Warranties                 29
ARTICLE 6 COVENANTS                                         29
6.1  Access to Information; Confidentiality                 29
6.2  Conduct of the Business Pending the Closing Date       29
6.3  Excluded Assets and Excluded Liabilities of
      Transferred Subsidiaries                              30
6.4  Treatment of B&L India                                 31
6.5  Guarantees                                             32
6.6  Further Actions                                        32
6.7  Notification                                           33
6.8  No Action                                              33
6.9  Office Lease for Use of Leased Property                33
6.10 Trademark License for Use of Licensed Trademarks       33
6.11 Transition Services                                    33
6.12 Customs Drawbacks                                      33
6.13 Updated Schedules                                      34
ARTICLE 7 CONDITIONS PRECEDENT                              34
7.1  Conditions to Obligations of Buyer and Seller          34
7.2  Conditions Precedent to Obligations of Buyer           34
7.3  Conditions Precedent to Obligations of Seller          35
ARTICLE 8 EMPLOYEE RELATIONS AND BENEFITS                   37
8.1  Offer of Employment                                    37
8.2  Employee Benefits - Buyer's Obligations                37
8.3  Employee Benefits - Seller's Obligations               40
8.4  Accrued Vacation                                       41
8.5  Non-U.S. Benefit Plans                                 41
8.6  No Rights Conferred on Employees                       41
ARTICLE 9 TERMINATION                                       42
9.1  General                                                42
9.2  Procedure                                              42
9.3  No Liabilities in Event of Termination                 42
ARTICLE 10 SURVIVAL; INDEMNIFICATION                        43
10.1 Survival                                               43
10.2 Indemnification                                        43
10.3 Procedure                                              44
10.4 Limitations on Indemnification                         45
10.5 Exclusive Remedy                                       46
10.6 Time Period                                            47
ARTICLE 11 TRANSACTIONS SUBSEQUENT TO CLOSING               47
11.1 Access to Books and Records                            47
11.2 Further Agreements                                     48
11.3 Asset Returns                                          49
11.4 Certain Tax Matters                                    49
11.5 Covenant Not to Compete                                49
11.6 Buyer's Insurance                                      50
11.7 Company Stores                                         51
ARTICLE 12 MISCELLANEOUS                                    51
12.1 Public Announcement                                    51
12.2 Expenses                                               51
12.3 Transfer Taxes and Recording Expenses                  51
12.4 Real Estate Taxes                                      52
12.5 Knowledge                                              52
12.6 Notices                                                52
12.7 Entire Agreement                                       54
12.8 Binding Effect; Benefit                                54
12.9 Bulk Sales Law                                         54
12.10 Assignability                                         54
12.11 Amendment; Waiver                                     54
12.12 Disclosure Schedules and Exhibits                     54
12.13 Section Headings                                      55
12.14 Severability of Provisions                            55
12.15 Counterparts                                          55
12.16 Applicable Law                                        55
12.17 Submission to Jurisdiction                            55




Schedules


Schedule 1
Business


Schedule 1.1(a)
Seller Subsidiaries


Schedule 1.1(b)
Transferred Subsidiaries


Schedule 2.3(a)
Excluded Assets


Schedule 2.3(b)
Excluded Liabilities


Schedule 2.5(b)
Accounting Principles (OMITTED)


Schedule 3.2(a)
Allocation Schedule (OMITTED)


Schedule 3.3(c)
Treatment Of Deferred Net Assets And Deferred Subsidiaries During
Deferral Period (OMITTED)


Schedule 3.3(d)
Treatment Of Deferred Net Assets And Deferred Subsidiaries If A
Deferred Closing Does Not Occur Within Eighteen Months Following
The Closing Date (OMITTED)


Schedule 11.6
Buyer's Insurance (OMITTED)

Exhibits


EXHIBIT A
Form of Bill of Sale, Assignment and Assumption Agreement
(OMITTED)


EXHIBIT B
Form of Office Lease (OMITTED)


EXHIBIT C
Form of Trademark License


EXHIBIT D
Form of Transition Services Agreement




PURCHASE AGREEMENT

This PURCHASE AGREEMENT is entered into this 28th day of April, 1999, by and between Bausch & Lomb Incorporated, a New York corporation ("Seller"), and Luxottica Group S.p.A., an Italian corporation ("Buyer").

WITNESSETH:

WHEREAS, Seller and its subsidiaries are engaged, in part, in the business of producing, marketing, distributing and selling sunglasses and certain related accessories in various locations throughout the world, all as further described in Schedule 1 attached hereto (the "Business"); and

WHEREAS, Seller desires to sell to Buyer and/or its affiliates, or cause its subsidiaries to sell to Buyer and/or its affiliates, certain assets owned by Seller and its subsidiaries which are used exclusively in connection with the Business, the capital stock of certain subsidiaries engaged exclusively in the Business, and the capital stock of Seller's subsidiary in B&L India Ltd. ("B&L India"); and

WHEREAS, in connection with such sale, Seller desires to assign and transfer to Buyer and/or its affiliates certain liabilities associated with the Business; and

WHEREAS, Buyer desires to buy, or cause its affiliates to buy, such assets and capital stock and to assume, or cause its affiliates to assume, such liabilities;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions

For purposes of this Agreement, except as otherwise expressly provided herein, the following terms have the meanings set forth below:

"Accounting Principles" means U.S. generally accepted accounting principles applied in a manner consistent with Seller's policies, methods, past practices and estimation methodologies described on
Schedule 2.5(b) attached hereto.

"Affiliate" means, with respect to any Person, any direct or indirect majority-owned subsidiary, officer or director of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

"Agreement" means this Agreement, the Schedules and Exhibits hereto, the Seller Disclosure Schedule and the Buyer Disclosure
Schedule, as the same may from time to time be amended as provided herein.

"Baseline Date" means December 26, 1998.

"Baseline Net Operating Assets" means the Net Operating Assets of the Business reflected on the Baseline Net Operating Assets
Statement.

"Baseline Net Operating Assets Statement" means the statement provided in Section 4.6 of the Seller Disclosure Schedule setting forth the net operating assets of the Business as of the Baseline
Date.

"Bill of Sale, Assignment and Assumption Agreement" means a Bill of Sale, Assignment and Assumption Agreement in substantially the form of Exhibit A hereto.

"Business Assets" means the Purchased Assets, the Purchased
Shares and the assets which are owned, leased or licensed by the Transferred Subsidiaries.

"Business Employees" means all employees of Seller, the Seller
Subsidiaries or the Transferred Subsidiaries engaged exclusively in the Business as of the date as of which reference is being made to such term.

"Buyer Disclosure Schedule" means the disclosure schedule delivered by Buyer to Seller at or prior to the execution of this Agreement.

"Buyer Entities" means Buyer and the Buyer Subsidiaries.

"Buyer Subsidiaries" means all direct or indirect wholly-owned subsidiaries of Buyer to whom Buyer directs any Seller Entity to transfer any Purchased Assets or Purchased Shares or to assign any Assumed Liabilities.

"Buyer Material Adverse Effect" means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or under any Transaction Document, including performing and satisfying, or causing to be performed or satisfied, the Assumed Liabilities.

"Closing Net Operating Assets Statement" means the statement as of the Closing Date setting forth the net operating assets of the Business prepared pursuant to Section 2.5(b).

"Closing Net Operating Assets" means the net operating assets of the Business as shown on the Closing Net Operating Assets
Statement before any adjustment to the Closing Net Operating
Assets Statement pursuant to Section 2.5(c).

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time to time been amended.

"Dollars" and "$" means dollars of the United States of America. To the extent that the Seller Disclosure Schedule or Financial Information reflects balances normally expressed in foreign currencies, these balances are reflected in U.S. Dollars converted from such foreign currencies by consistently using Seller's translation methodology.

"ERISA" means the Employee Retirement Income Security Act of 1974 and all regulations promulgated thereunder, as the same have from time to time been amended.

"Governmental Entity" means the United States government, the government of any of the states constituting the United States, any municipality and any other national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, non-appropriated fund activities, subsidiary corporations or other subdivisions, to the extent such Governmental Entity has jurisdiction.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations promulgated or issued thereunder.

"Intellectual Property" means collectively, all copyrights, patents, trademarks, trade names, services marks, processes, inventions and formulae applied for, issued or licensed to or used solely in the Business other than any intellectual property licensed pursuant to the Trademark License.

"Laws" means any law, statute, code, ordinance, rule, regulation, order, judgment or decree promulgated by any Governmental Entity.

"Material Adverse Effect" means an effect which is materially adverse to the results of operations, financial condition, assets or business of the Business taken as a whole.

"Office Lease" means the Office Lease between Seller and Buyer in substantially the form of Exhibit B hereto.

"Person" means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity, wherever located or organized.

"Purchase Price" means Six Hundred Forty Million U.S. Dollars
(U.S. $640,000,000).

"Purchased Shares" means all of the issued and outstanding shares of the capital stock of the Transferred Subsidiaries held by the Seller Entities.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer at or prior to the execution of this Agreement.

"Seller Entities" means Seller and the Seller Subsidiaries.

"Seller Subsidiaries" means the direct or indirect subsidiaries of Seller listed on Schedule 1.1(a) attached hereto.

"Senior Management Team" means the President of Seller's Global
Eyewear Business and those individuals reporting directly to him as of the Closing Date.

"Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, transfer, net worth, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

"Tax Return" means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

"Trademark License" means the Trademark License between Seller and Buyer in substantially the form of Exhibit C hereto.

"Transaction Documents" means the agreements, instruments and documents to be executed and delivered pursuant to this Agreement.

"Transactions" means the transactions contemplated by this Agreement and the Transaction Documents.

"Transferred Subsidiaries" means the direct or indirect subsidiaries of Seller (including B&L India) listed on Schedule
1.1(b) attached hereto.

"Transition Services Agreement" means the Transition Services
Agreement between Seller and Buyer in substantially the form of Exhibit D hereto.

"U.S." means the United States of America.

"Welfare Plan" means any plan defined in Section 3(1) of ERISA.

1.2 Other Definitions

Each of the following terms is defined in the Section referred to below.

Defined Term                              Section Reference

Adjusted Closing Net Operating Assets      2.5(c)
Allocation Principles                      3.2(a)
Allocation Schedule                        3.2(a)
Assigned Contracts                         2.1(f)
Assumed Liabilities                        2.2
B&L India Recitals
Benefits Maintenance Period                8.2
Business  Recitals
Business Products                         11.6
Buyer     Preamble
Buyer Indemnified Parties                 10.2(b)
Buyer's Objection                          2.5(c)
CERCLA                                     4.17
Closing                                    3.1
Closing Date                               3.1
Competitive Activity                      11.5(a)
Competitive Products                      11.5(a)
Confidentiality Agreement                  6.1
Contracts                                  4.20(a)
CPA Firm                                   2.5(c)
Damages                                   10.2(a)
Deferral Period                            3.3(c)
Deferred Closing                           3.3(a)
Deferred Closing Date                      3.3(b)
Deferred Country                           3.3(a)
Deferred Net Assets                        3.3(b)
Deferred Shares                            3.3(b)
Deferred Subsidiary                        3.3(c)
Dispute Period                             2.5(c)
Environmental Laws                         4.17
ERISA Affiliate                            4.16(a)
Excluded Assets                            2.3
Excluded Liabilities                       2.3
Expiration Date                           10.6
Financial Information                      4.6
Financial Statements                       4.6
First Step                                 3.2(b)
Foreign Approval                           3.3(a)
Foreign Injunction                         3.3(a)
Guarantees                                 6.4
Indemnity Claim                           10.4(e)
IRS                                        4.16(b)
Killer Loop                                3.2(b)
Killer Loop Purchaser                      3.2(b)
Killer Loop Shares                         3.2(b)
Knowledge                                 12.5
Multiple Employer Plan                     4.16(a)
Multiplemployer Plans                      4.16(a)
Non-U.S.Benefit Plans                      4.16(g)
Noncompetitive Period                     11.5(a)
Payroll Practices                          4.16(a)
Purchased Assets                           2.1
PWC                                        2.5(b)
Permitted Liens                            4.5
Plans                                      4.16(a)
Qualified Plans                            4.16(c)
Representatives                            6.1
Required Consents                          7.1(b)
Response Period                            2.5(c)
Second Step                                3.2(b)
Section 338(h)(10) Election               11.4(c)
Seller    Preamble
Seller Indemnified Parties                10.2(a)
Stock Allocation                           3.2(a)
Tangible Asset Allocation                  3.2(a)
Tax Benefit                               10.4(e)
Third Party Claim                         10.3(a)
338(h)(10) Subsidiaries                    3.2(a)
338(h)(10) Tangible Asset Allocation       3.2(a)
Transfer Date                              8.1(b)
Transferred Employees                      8.1(b)
Vacation Policy                            8.4

1.3 Other Rules of Construction

(a) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular shall include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing this Agreement or such other agreements, as applicable. The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement.

(b) This Agreement is the joint drafting product of Seller and Buyer, and each provision hereof has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

(c) The phrase "has made available" or similar words mean that on or before March 3, 1999, Seller has placed copies of documents containing such information in the "data room" maintained by Seller in Rochester, New York for Buyer's review or has otherwise delivered such information to Buyer.

ARTICLE 2

SALE, PURCHASE AND ASSUMPTION

2.1 Purchased Assets

Upon the terms and subject to the conditions of this Agreement and in consideration of the payment of the Purchase Price and the assumption of the Assumed Liabilities by the Buyer Entities, on the Closing Date Seller shall, and shall cause the Seller Subsidiaries to, sell, convey, transfer and assign to the Buyer Entities the Purchased Shares and all of the following assets which are not Excluded Assets (collectively, the "Purchased Assets"):

(a) all of the gross FIFO inventory described on Section 2.1(a)(i) of the Seller Disclosure Schedule which is owned by the Seller Entities on the Closing Date and all other finished goods, work-in-process, component parts and raw materials inventory relating exclusively to the Business and owned by the Seller Entities on the Closing Date;

(b) all of the accounts receivable described on Section 2.1(b)(i) of the Seller Disclosure Schedule which have not been collected prior to the Closing Date and all other accounts receivable generated by the Business and not collected prior to the Closing Date;

(c) the real property described on Section 2.1(c)(i) of the Seller Disclosure Schedule;

(d) all of the fixed assets and tangible personal property listed on Section 2.1(d)(i) of the Seller Disclosure Schedule and owned by the Seller Entities on the Closing Date and all other equipment and devices, furniture, fixtures, point of sale displays, supplies, machinery, hand tools and other fixed assets and tangible personal property used exclusively in the Business and owned by the Seller Entities on the Closing Date;

(e) all of the Intellectual Property listed on Section 2.1(e)(i) of the Seller Disclosure Schedule and owned by the Seller
Entities on the Closing Date and all other Intellectual Property used exclusively in the Business and owned by the Seller Entities on the Closing Date;

(f) all of the Seller Entities' right, title and interest (or in the case of Assigned Contracts that do not relate exclusively to the Business, the portion of the Seller Entities' right, title and interest in the Assigned Contracts to the extent related to the Business) in and to the following contracts (collectively, the "Assigned Contracts") as of the Closing Date:

(i) all purchase orders and commitments issued or made by customers to any Seller Entity to the extent that they relate to the Business;

(ii) the contracts between the Seller Entities and suppliers described on Section 2.1(f)(ii) of the Seller Disclosure Schedule and all other contracts, purchase orders and commitments issued or made by any Seller Entity to suppliers as of the Closing Date to the extent that they relate to the Business;

(iii) the leases relating to real property described on Section 2.1(f)(iii)(A) of the Seller Disclosure Schedule and any other leases, licenses or other contracts or arrangements to which any Seller Entity is a party pursuant to which any real property used exclusively in the Business as of the Closing Date is leased, held or otherwise used;

(iv) all leases, franchises, licenses, contracts or other arrangements to which any Seller Entity is a party pursuant to which any item of tangible personal property used exclusively in the Business as of the Closing Date is leased, held or otherwise used;

(v) the license agreements described on Schedule 2.1(f)(v)(A) of the Seller Disclosure Schedule and all other license or franchise agreements, contracts or other arrangements pursuant to which (A) any Seller Entity has any rights in or the right to use Intellectual Property which is used exclusively in connection with the Business and which is owned by any other Person, or (B) any other Person has any rights in or the right to use any Intellectual Property which is a Purchased Asset;

(vi) the Authorized Distributor Agreements, Sales Agent Agreements, Manufacturer's Representative Agreements, Commercial Agent Agreements and advertising, marketing and endorsement agreements described on Section 2.1(f)(vi)(A) of the Seller Disclosure Schedule and all other distributor, manufacturer representative, agency, representative, advertising, marketing and endorsement agreements to which any of the Seller Entities is a party to the extent that they relate to the Business;

(vii) all service contracts and warranty rights related to any Purchased Assets or relating exclusively to the Business and all such contracts and rights which relate in part to the Business to the extent that such portion of such contracts can be segregated;

(viii) any third party software licenses held by a Seller Entity relating to software used solely in connection with the operation of the Business, which licenses are by their terms assignable in connection with the transfer of the Purchased Assets, but not including any licenses relating to software which is subject to a broad license (including a site license) held by Seller or any of its Affiliates; and

(ix) any other agreements, contracts, licenses, franchises, purchase orders or other arrangements to which any Seller Entity is a party and which relate exclusively to the Business or which relate in part to the Business to the extent that such portion of such agreements, contracts, licenses, franchises, purchase orders or other arrangements can be segregated including, without limitation, those agreements, contracts, licenses, franchises, purchase orders and arrangements described on Section 2.1(f)(ix)(A) of the Seller Disclosure Schedule;

(g) all of the Seller Entities' business information with respect to the Business, including lists of former, existing or prospective customers, sales materials, competitive analyses, marketing materials (including analyses and strategies), advertising and promotional materials and supplier lists and all other business or other records relating solely to the Business, except for those business records that must be retained by the Seller Entities for tax or general corporate purposes;

(h) all goodwill associated with the Business and the Intellectual Property which is a Purchased Asset or which is covered by an Assigned Contract; and

(i) all other assets, real, personal, tangible or intangible, which are used exclusively in or relate exclusively to the Business.

2.2 Assumed Liabilities

Upon the terms and subject to the conditions of this Agreement, on the Closing Date Buyer shall, and shall cause the Buyer Subsidiaries to, purchase and accept the Purchased Assets and the Purchased Shares from the Seller Entities and assume all of the following liabilities and obligations to the extent they are not Excluded Liabilities (collectively, the "Assumed Liabilities"):

(a) the accounts and trade payable liabilities incurred in connection with the Business;

(b) accrued payroll, employee benefits and associated taxes, withholding and insurance premiums relating to Business Employees as of the Closing Date;

(c) all warranty claims arising from the operation of the Business;

(d) all claims, actions, suits, proceedings and other obligations for property damage, personal injury, death and other similar losses or injuries arising out of the sale or use of products manufactured, sold or distributed by the Business on or after the Closing Date, whether in respect of any express or implied representation and warranty or otherwise;

(e) all liabilities and obligations of the Seller Entities in connection with any claim, action, suit, proceeding or other obligation to the extent relating to the Business, other than those described in paragraph 2 of Schedule 2.3(b) attached hereto, whether or not a legal proceeding has been commenced with respect to such action, claim or other obligation prior to the Closing Date;

(f) all liabilities and obligations of the Seller Entities as of the Closing Date to the extent they relate to the Purchased Assets, including all obligations and liabilities arising under the Assigned Contracts or taken into account in computing the Adjusted Closing Net Operating Assets; and

(g) all other liabilities and obligations of the Seller Entities as of the Closing Date to the extent that they relate to or arose from the Business or its operation.

2.3 Excluded Assets and Liabilities

Notwithstanding anything herein to the contrary, it is expressly understood and agreed that the Purchased Assets shall not include the Excluded Assets described on Schedule 2.3(a) attached hereto (the "Excluded Assets") and the Assumed Liabilities shall not include the Excluded Liabilities described on Schedule 2.3(b) attached hereto (the "Excluded Liabilities").

2.4 Purchase Price

Subject only to Section 3.2(b), upon the terms and subject to the conditions of this Agreement and in consideration of the sale and transfer of the Purchased Assets and the Purchased Shares to the Buyer Entities by the Seller Entities, Buyer shall, or shall cause the Buyer Subsidiaries to, pay the Purchase Price to the Seller Entities by wire transfer of immediately available funds in accordance with written instructions given by Seller to Buyer which shall be given on or prior to the Closing Date. Seller may elect, by giving no less than three (3) days notice to Buyer, to have all or any portion of the Purchase Price paid in one or more foreign currencies, in which case the portion of the Purchase Price paid in each such foreign currency shall be converted into such foreign currency by using the spot rate with respect to such foreign currency published in the Wall Street Journal on the Closing Date. The Purchase Price shall be allocated among the Seller Entities as set forth on the Allocation Schedule delivered to Buyer pursuant to Section 3.2.

2.5 Post-Closing Adjustment

(a) During the ten (10) business days immediately preceding the Closing Date, or during such other period as Seller and Buyer shall mutually agree, Seller and Buyer or their designated representatives shall jointly conduct a physical inventory of the inventory of the Business. Such physical inventory shall be conducted using each locality's accounting procedures for the conduct of physical inventories and shall be approved by Seller and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. The summary of the physical inventory shall be utilized in the preparation of the Closing Net Operating Assets Statement and, once approved by Buyer and Seller, shall be conclusively binding on the parties for purposes of this Agreement. Buyer, at its option, may elect not to participate in conducting the physical inventory; however, in such case, the summary of the physical inventory conducted by Seller shall be conclusively binding on the parties for purposes of this Agreement.

(b) Within 90 days following the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer the Closing Net Operating Assets Statement. The Closing Net Operating Assets Statement shall be prepared in accordance with the Accounting Principles described on Schedule 2.5(b) attached hereto, except that the amount of inventory thereon shall be computed on a gross FIFO basis rather than on a LIFO basis, and shall be reported on by PricewaterhouseCoopers LLP ("PWC"). The expenses associated with preparing the Closing Net Operating Assets Statement and obtaining PWC's report shall be borne solely by Seller.

(c) Buyer and Buyer's independent accountants shall, within 30 days after the delivery by Seller of the Closing Net Operating Assets Statement (the "Dispute Period"), complete their review of the Closing Net Operating Assets Statement and any underlying working papers used in preparing the report. In the event that Buyer concludes that the Closing Net Operating Assets Statement is incorrect or has not been prepared in accordance with the Accounting Principles, Buyer shall inform Seller in writing (the "Buyer's Objection"), setting forth a specific description of the basis of Buyer's Objection and the adjustments to the Closing Net Operating Assets Statement which Buyer believes should be made. Buyer shall give Seller the Buyer's Objection on or before the last day of the Dispute Period. Seller shall then have 30 days following the last day of the Dispute Period (the "Response Period") to review and respond to the Buyer's Objection. If Seller and Buyer are unable to resolve all of their disagreements with respect to the items raised in the Buyer's Objection within 30 days following the end of the Response Period, they shall refer all unresolved items raised in the Buyer's Objection to a U.S. office of Arthur Andersen LLP, or another internationally recognized firm of independent public accountants as to which Seller and Buyer mutually agree (the "CPA Firm"), who shall, acting as experts in accounting and not as arbitrators, determine on the basis of the Accounting Principles whether and to what extent, if any, the Closing Net Operating Assets Statement requires adjustment. The CPA Firm's review shall be limited to the items raised in the Buyer's Objection which have not been resolved by Seller and Buyer, and no adjustment shall be made unless the CPA Firm determines that the information used to prepare the Closing Net Operating Assets Statement is incorrect or that the Closing Net Operating Assets Statement has not been prepared in accordance with the Accounting Principles. Seller and Buyer shall direct the CPA Firm to use all reasonable efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon Buyer and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Buyer and Seller. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records, all work papers (including those of the parties' respective accountants) relating to the Baseline Net Operating Assets Statement and the Closing Net Operating Assets Statement, and all other items reasonably requested by the CPA Firm which are relevant thereto. The "Adjusted Closing Net Operating Assets" shall be (i) the Closing Net Operating Assets in the event that no Buyer's Objection is delivered to Seller during the Dispute Period, (ii) the Closing Net Operating Assets adjusted in accordance with the Buyer's Objection in the event that Seller does not respond to Buyer's Objection during the Response Period, or (iii) the Closing Net Operating Assets adjusted by either (x) the agreement of Seller and Buyer or (y) the CPA Firm.

(d) Buyer shall provide Seller and its accountants with full access to the books, records and employees of the Buyer Entities and the Transferred Subsidiaries and to any other information, including work papers of its accountants, to the extent necessary for Seller to prepare the Closing Net Operating Assets Statement and any response to Buyer's Objection. Seller shall provide Buyer and its accountants with full access to all information used by Seller in preparing the Baseline Net Operating Assets Statement and Closing Net Operating Assets Statement, including the procedures, books, records and work papers of its accountants which are relevant thereto.

(e) Within 10 business days following final determination of the Adjusted Closing Net Operating Assets, the Buyer Entities or the Seller Entities, as applicable, shall make an adjustment payment in U.S. dollars in an amount equal to the difference between the Baseline Net Operating Assets and the Adjusted Closing Net Operating Assets. The adjustment payment will be made by a Seller Entity to a Buyer Entity if the Adjusted Closing Net Operating Assets is less than the Baseline Net Operating Assets, and by a Buyer Entity to a Seller Entity if the Adjusted Closing Net Operating Assets is greater than the Baseline Net Operating Assets. If a Buyer Entity is entitled to receive the payment, Buyer shall notify Seller of the Buyer Entity to whom payment shall be made and Seller shall determine which Seller Entity will make the payment and will either make the payment or cause it to be made. If a Seller Entity is entitled to receive the payment, Seller shall notify Buyer of the Seller Entity to whom payment shall be made and Buyer shall determine which Buyer Entity will make the payment and will either make the payment or cause it to be made. The adjustment payment payable pursuant to this Section 2.5(e) shall be paid by wire transfer of immediately available funds to an account designated by the Person entitled to receive the payment.

ARTICLE 3

CLOSING

3.1 The Closing

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to ARTICLE 9 hereof, the closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Nixon, Hargrave, Devans & Doyle LLP, 437 Madison Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on June 25, 1999 (or as soon as practicable thereafter as all of the conditions to the Closing set forth in
ARTICLE 7 hereof are satisfied or waived), or at such other time, date and place as shall be agreed upon by Seller and Buyer. The actual date of the Closing is herein called the "Closing Date". The Closing shall be deemed effective as of 11:59 p.m. on the day immediately prior to the Closing Date.

3.2 Allocations

(a) Seller and Buyer confirm and acknowledge that set forth on
Schedule 3.2(a) attached hereto is an allocation schedule (the "Allocation Schedule"), pursuant to which the Purchase Price and Assumed Liabilities will be allocated among the Purchased Shares and the Purchased Assets as of the Closing Date by implementing the following principles (the "Allocation Principles") that are also set forth in the Allocation Schedule:

(i) An amount (the "Tangible Asset Allocation") not in excess of the book value as at the Closing Date of the individual assets (excluding goodwill and intangibles other than as recorded on the books of the non-U.S. Seller Entities as disclosed in Section 4.6 of the Seller Disclosure Schedule) of the Seller Entities shall be allocated to such assets, respectively;

(ii) An amount (the "Stock Allocation") not in excess of, or, in the case of Killer Loop, an amount equal to $6,000,000 over, the net book value as at the Closing Date of each of the Transferred Subsidiaries whose stock is to be purchased (other than the Transferred Subsidiaries incorporated in the United States as to which a Section 338(h)(10) Election is made (the "338(h)(10) Subsidiaries")) shall be allocated to the stock of such subsidiaries, respectively;

(iii) An amount (the "338(h)(10) Tangible Asset Allocation") shall be allocated to the individual assets (excluding goodwill and intangibles) of the 338(h)(10) Subsidiaries not in excess of the book value as at the Closing Date of such assets, respectively; and

(iv) An amount equal to the excess of the Purchase Price and Assumed Liabilities over the sum of the Tangible Asset Allocation, the Stock Allocation and the 338(h)(10) Tangible Asset Allocation shall be allocated to the assets of the Seller Entities and of the 338(h)(10) Subsidiaries, as the case may be, that constitute trademarks or, in the case of Arnette Optic Illusions, Inc., as a 338(h)(10) Subsidiary, and Revo, as a Seller Entity, other intangible assets as recorded on the books of such entities as disclosed in Section 4.6 of the Seller Disclosure Schedule which, in the allocation procedure, shall be designated as trademarks.

The Allocation Schedule includes an agreed upon estimate of the respective book values referred to in the Allocation Principles and sets forth an agreed upon methodology for implementing the allocations provided for therein based on actual book values as at the Closing Date. Seller and Buyer also confirm and acknowledge to each other that book value as at the Closing Date of all assets (excluding goodwill and intangibles) to be covered by the Allocation Schedule, prepared as aforesaid, will approximate the fair value as at such date of such assets. The parties recognize that the Purchase Price does not include Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately. Seller and Buyer agree to act in accordance with the computations and allocations contained in the Allocation Schedule in any relevant tax returns or filings.

(b) Anything in this Agreement to the contrary notwithstanding, it is understood and agreed that the Closing shall occur in two separate steps, both to occur on the Closing Date, with the second step (the "Second Step") to occur immediately after the first step (the "First Step"). All references to the "Closing" herein shall be deemed to refer to the transactions referred to below that are to occur at the First Step and the Second Step, respectively, and such transactions together constitute all of the transactions referred to in Section 3.1.
(i) At the First Step, Buyer or a direct or indirect subsidiary of Buyer (the "Killer Loop Purchaser") shall purchase the Purchased Shares constituting all of the issued and outstanding shares (the "Killer Loop Shares") of capital stock of Killer Loop S.p.A., an Italian corporation and one of the Transferred Subsidiaries ("Killer Loop"), from the appropriate Seller Subsidiary, in consideration for the payment to such Seller Subsidiary of a portion of the Purchase Price in the amount of U.S. $44,527,000 (provided that the purchase price for the Killer Loop Shares shall be deemed by the parties to be adjusted to be equal to the amount thereafter allocated to the Killer Loop Shares pursuant to the Allocation Principles). The amount of U.S. $44,527,000 shall be paid in the manner and subject to the terms of Section 2.4. All actions and deliveries that would, by the terms of this Agreement other than this Section 3.2(b), be applicable to that portion of the Closing constituting the purchase and sale of the Killer Loop Shares shall in fact be applicable to and be made as part of the First Step.
(ii) At the Second Step, immediately after the consummation of the First Step, Killer Loop, which shall then by virtue of the First Step be a Buyer Subsidiary, or its designee or designees theretofore specified in accordance with Section 3.2(c), shall purchase all of the Purchased Assets and all of the remaining Purchased Shares and assume the Assumed Liabilities, and shall pay the balance of the Purchase Price due after giving effect to the First Step, all pursuant to and in accordance with all of the terms, provisions and conditions of this Agreement applicable to the Closing, with the sole exception of the actions theretofore taken as the First Step.

(c) Buyer shall have the right to direct the Seller Entities to transfer the Purchased Assets and Purchased Shares to specific Buyer Subsidiaries and to cause specific Buyer Subsidiaries to assume the Assumed Liabilities. At least twenty (20) days before the scheduled Closing Date, Buyer shall deliver to Seller a schedule designating which Buyer Entity is acquiring each of the Purchased Assets and Purchased Shares and assuming each of the Assumed Liabilities. Seller shall cause the Seller Entities to sell, transfer and convey the Purchased Assets and Purchased Shares to the applicable Buyer Entity designated in the schedule, and Buyer shall cause the Buyer Entities to assume the Assumed Liabilities which the schedule designates them as assuming.

3.3 Staged Transfers

(a) If the conditions of ARTICLE 7 are satisfied, the Closing shall occur even if (i) there is an injunction, restraining order or decree of any nature of any court or Governmental Entity that is in effect that restrains or prohibits the consummation of the Transactions in any country other than the U.S. (a "Foreign Injunction"), or (ii) a consent, approval, authorization or order of a Governmental Entity that is necessary to permit the consummation of the Transactions in any country other than the U.S. which (x) would be reasonably likely to subject any Buyer Entity, Seller Entity or Transferred Subsidiary, or any officer, director or agent of any such Person, to civil or criminal liability, or (y) could render any Transactions in such country void or voidable (a "Foreign Approval") has not been obtained. However, if a Foreign Injunction restrains or prohibits, or a Foreign Approval is necessary to permit, the transfer of any Purchased Shares or a portion of the Business Assets which is reasonably necessary to operate the Business in the country in which the Foreign Injunction is in effect or the Foreign Approval is required (a "Deferred Country"), then there shall be an initial closing and one or more deferred closings (each, a "Deferred Closing"). At the Closing, the certificates (and related representations and warranties) to be delivered pursuant to Sections 7.2(c) and 7.3(c) need not be made or true as they relate to any Foreign Injunction or Foreign Approval, and the parties agree to use all commercially reasonable efforts to mitigate the damages resulting from a Foreign Injunction or the failure to obtain a Foreign Approval whether or not the Foreign Injunction or Foreign Approval causes a Deferred Closing.

(b) On the Closing Date, the Closing shall occur with respect to all of the Purchased Assets and Assumed Liabilities other than those relating to a Deferred Country ("Deferred Net Assets") and other than the Purchased Shares of a Transferred Subsidiary based in a Deferred Country ("Deferred Shares"). A Deferred Closing shall occur with respect to each Deferred Country as soon as practicable following the receipt of the required Foreign Approval or the lifting of the Foreign Injunction with respect to such Deferred Country, but no more than thirty (30) days following such event (the "Deferred Closing Date"). On each Deferred Closing Date, (i) the applicable Seller Entities shall transfer, convey and assign to the Buyer Entities any Purchased Assets included in the Deferred Net Assets relating to such Deferred Country and any Deferred Shares relating to such Deferred Country, in each case in substantially the same form as if such transfer had occurred on the Closing Date, (ii) the applicable Buyer Entities shall assume the Assumed Liabilities included in the Deferred Net Assets relating to such Deferred Country in substantially the same form as if such assumption had occurred on the Closing Date, and (iii) the Seller Entities shall be entitled to treat as delivered the allocable portion of the Purchase Price relating to the Deferred Net Assets and Deferred Shares relating to such Deferred Country, together with any interest or other earnings thereon.

(c) Between the Closing Date and any applicable Deferred Closing Date (a "Deferral Period"), the Deferred Net Assets, the Transferred Subsidiaries represented by any Deferred Shares (the "Deferred Subsidiaries"), the allocable portion of the Purchase Price relating to the Deferred Net Assets and Deferred Shares and certain other matters shall be administered as described in
Schedule 3.3(c) hereto.

(d) In the event that a Deferred Closing has not occurred with respect to each Deferred Country within eighteen (18) months following the Closing Date, the Deferred Net Assets, Deferred Subsidiaries, the allocable portion of the Purchase Price relating to the Deferred Net Assets and Deferred Shares and certain other matters with respect to Deferred Countries where a Deferred Closing has not occurred within such period shall be administered as described in Schedule 3.3(d) hereto.

(e) In the event that any consents or approvals are needed to permit, or there is any injunction, restraining order or decree of any nature of any court or Governmental Entity which restrains, the transfer of any of the Purchased Assets or Purchased Shares from a Seller Entity to a Buyer Entity that have not been obtained or lifted, as applicable, on or prior to the Closing Date or the applicable Deferred Closing Date (other than a Foreign Injunction which restrains or prohibits, or a Foreign Approval which is necessary to permit, the transfer of any Purchased Shares or a portion of the Business Assets which is reasonably necessary to operate the Business in the applicable Deferred Country), neither this Agreement nor any Transaction Document shall constitute a transfer, assignment or attempted transfer or assignment thereof if such transfer, assignment or attempted transfer or assignment would result in any violation of Law or constitute a breach of any Assigned Contract or any contract, license, franchise or other agreement to which a Transferred Subsidiary is a party. In such event (i) Seller shall and shall cause the Seller Subsidiaries to, and Buyer shall and shall cause the Buyer Subsidiaries to, use their reasonable efforts in good faith to obtain any such consent or approval, or have any such injunction, restraining order or decree lifted, as promptly as practicable thereafter whereupon the transfer or assignment shall automatically be deemed to have been made without further action by any Person, and (ii) if in the reasonable judgment of Buyer such consent or approval may not be obtained, or any such injunction, restraining order or decree lifted, in an acceptable period of time, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in any lawful arrangement designed to provide the applicable Buyer Entity with the benefits relating to any such Business Assets.

3.4 Deliveries by Buyer

At the Closing, Buyer shall deliver or cause the applicable
Buyer Subsidiaries to deliver to the applicable Seller Entities the following:

(a) the Purchase Price as provided in Section 2.4 plus the amount of any applicable state and local sales and use, value added or similar tax which under applicable law is required to be collected by the Seller Entities in connection with the Transactions;

(b) a Bill of Sale, Assignment and Assumption Agreement duly executed by each Buyer Entity describing the Purchased Assets being acquired by such Buyer Entity from each Seller Entity and the Assumed Liabilities of each Seller Entity being assumed by such Buyer Entity;

(c) the Office Lease duly executed by Buyer;

(d) the Trademark License duly executed by Buyer;

(e) the Transition Services Agreement duly executed by Buyer;

(f) the other certificates, agreements, documents, instruments and opinions referred to in Sections 7.3 and 12.3 hereof; and

(g) such other documents, instruments and certificates as Seller or its counsel may reasonably request.

3.5 Deliveries by Seller

At the Closing, Seller shall deliver or cause the applicable
Seller Entities to deliver to the applicable Buyer Entities the following:

(a) a Bill of Sale, Assignment and Assumption Agreement duly executed by each Seller Entity describing the Purchased Assets being sold by such Seller Entity to each Buyer Entity and the Assumed Liabilities of such Seller Entity which are being assumed by each Buyer Entity;

(b) the stock certificates representing the Purchased Shares, accompanied by stock powers duly endorsed in blank by the record owner thereof;

(c) assignments in recordable form of the Purchased Assets which are Intellectual Property or Assigned Contracts which relate to Intellectual Property duly executed by the applicable Seller
Entity;

(d) the Transition Services Agreement duly executed by Seller;

(e) the Office Lease duly executed by Seller;

(f) the Trademark License duly executed by Seller;

(g) the stock books, stock ledgers, minute books and corporate seals of the Transferred Subsidiaries in the possession of any Seller Entity;

(h) the certificates, agreements, documents, instruments and opinions referred to in Section 7.2 hereof;

(i) letters of resignation executed by such directors and/or officers of each of the Transferred Subsidiaries (other than B&L
India) as shall be requested by Buyer; and

(j) such other documents, instruments and certificates as Buyer or its counsel may reasonably request.

3.6 Further Assurances

From time to time after the Closing Date, each of Seller and Buyer will execute and deliver, or cause to be executed and delivered by its Affiliates, such other instruments of conveyance, assignment, transfer, delivery and assumption, as applicable, and will cooperate and assist in providing information for and completing regulatory filings and effecting the transfer of any permits or other authorizations issued by any Governmental Entity and will take such other actions as the other party may reasonably request in order to more effectively transfer, convey, assign and deliver to the Buyer Entities the Business Assets, to effect the assumption by the Buyer Entities of the Assumed Liabilities and to consummate the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1 Organization, Good Standing and Power

(a) Each of Seller, the Seller Subsidiaries and the Transferred Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate the Business Assets owned by it and to conduct the Business as now conducted by it. Seller has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of the Seller Subsidiaries has all requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to perform its obligations thereunder. Each of Seller, the Seller Subsidiaries and the Transferred Subsidiaries are duly authorized, qualified or licensed to do business as a foreign corporation and, where such concept is applicable, are in good standing, in each of the jurisdictions in which its ownership of the Business Assets owned by it, or the conduct of the Business by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Section 4.1 of the Seller Disclosure Schedule sets forth with respect to each Transferred Subsidiary the number of shares of capital stock of such Transferred Subsidiary outstanding and the number of such shares owned beneficially and of record by each Seller Entity. There are no outstanding options, warrants, or other rights to acquire, or any plans, contracts, or commitments providing for the issuance of or the right to acquire: (i) any capital stock of any Transferred Subsidiary, or (ii) any securities or other obligations convertible into or exchangeable for the capital stock of any Transferred Subsidiary. Except as described on Section 4.1 of the Seller Disclosure Schedule, there are no voting trusts, proxies, agreements, or other arrangements relating to the Purchased Shares.

4.2 Authorization and Validity of Agreements

The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation by Seller of the Transactions have been duly authorized by the Board of Directors of Seller. No other corporate or stockholder action on the part of Seller is necessary for the authorization, execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation by Seller of the Transactions. On the Closing Date, the execution, delivery and performance by each of the Seller Subsidiaries of the Transaction Documents to which it is a party will have been duly authorized by all corporate action required on its part. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor's rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. When executed and delivered as provided in this Agreement, each Transaction Document will be a valid and binding obligation of each of the Seller Entities (to the extent that any thereof is a party thereto), enforceable against the Seller Entities in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and
(iii) an implied covenant of good faith and fair dealing.

4.3 Consent and Approvals; No Conflict

Except as described in Section 4.3 of the Seller Disclosure Schedule and except for the pre-merger notification requirements of the HSR Act, the expiration or early termination of the waiting periods thereunder and such filings, notifications and approvals as are required under foreign antitrust or competition Laws, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller, the execution, delivery and performance of the Transaction Documents by the Seller Subsidiaries, and the consummation by each of them of the
Transactions:

(a) will not (with or without the giving of notice or the lapse of time or both) violate, or require any consent, approval, filing or notice to be made by the Seller Entities under, any provision of any Law applicable to the Seller Entities or the Transferred Subsidiaries except where any such violations or the failure to obtain or make any such consents, approvals, filings or notices would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Seller Entities to perform their respective obligations under this Agreement or the Transaction Documents; and

(b) will not (with or without the giving of notice or the lapse of time or both) conflict with, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of an obligation of the Seller Entities or the Transferred Subsidiaries under, or result in the creation of a lien, charge or encumbrance upon the Business Assets pursuant to: (i) the charter or by-laws (or analogous organizational documents) of a Seller Entity or a Transferred Subsidiary, or (ii) any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which a Seller Entity or Transferred Subsidiary is a party or by which a Seller Entity, Transferred Subsidiary or any of the Business Assets is bound, except for such conflicts, breaches, terminations, defaults, accelerations, liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of a Seller Entity to perform its obligations under this Agreement or any other agreement contemplated hereby to which it is a party.

4.4 Entire Business

(a) Except for the Excluded Assets, and except as set forth in
Section 4.4 of the Seller Disclosure Schedule, the Business Assets and the services, rights and agreements described in the Transition Services Agreement and the Trademark License (subject to the limitations therein and in the related Exhibits), all taken as a whole, constitute all of the assets, properties and rights used to conduct the Business in all material respects as conducted on the date hereof.

(b) Section 2.1(a)(ii) of the Seller Disclosure Schedule describes the finished goods, work-in-process, component parts and raw materials inventory owned by the Transferred Subsidiaries as of the Baseline Date. Section 2.1(b)(ii) of the Seller Disclosure Schedule describes the accounts receivable of the Transferred Subsidiaries reflected on the Baseline Net Operating Assets Statement. Section 2.1(c)(ii) of the Seller Disclosure Schedule describes the real property owned by the Transferred Subsidiaries as of the Baseline Date. Section 2.1(d)(ii) of the Seller Disclosure Schedule describes the fixed assets and tangible personal property owned by the Transferred Subsidiaries as of the Baseline Date. Section 2.1(e)(ii) of the Seller Disclosure Schedule describes the Intellectual Property owned by the Transferred Subsidiaries as of the Baseline Date. With respect to B&L India, each of the Sections of the Seller Disclosure Schedule referenced in this Section 4.4(b) includes only those items owned by B&L India which primarily relate to the Business.

4.5 Title to Purchased Shares and Purchased Assets

On the Closing Date, the applicable Seller Entity will have good title to any Purchased Shares free and clear of all liens, charges and other encumbrances. On the Closing Date, Seller or the Seller Subsidiaries will have good title to, or a valid and binding leasehold interest in, the Purchased Assets and the Transferred Subsidiaries will have good title to the assets described on Sections 2.1(a)(ii), 2.1(b)(ii), 2.1(c)(ii), 2.1(d)(ii), and 2.1(e)(ii) of the Seller Disclosure Schedule, to the extent that such assets have not been sold or otherwise disposed of prior to the Closing Date in accordance with this Agreement, and the other assets owned by the Transferred Subsidiaries as of the Closing Date, in each case free and clear of all liens, charges and other encumbrances, except: (i) as set forth in Section 4.5 of the Seller Disclosure Schedule or any Exhibit hereto; (ii) as disclosed in the Financial Information;
(iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business, (v) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) with respect to real property:
(A) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey, title report or physical inspection and (C) zoning, building and other similar restrictions; (vii) liens, charges or other encumbrances which do not materially impair the continued use and operation of such properties in the manner in which they are being used by the Seller Entities and the Transferred Subsidiaries on the date hereof or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (viii) with respect to all Intellectual Property requiring subsequent recording or registration to perfect title (all items included in (i) through (viii) are referred to collectively herein as the "Permitted Liens").

4.6 Financial Information

Seller has made available to Buyer an unaudited balance sheet for the Business as at December 26, 1998 and related unaudited statements of income and retained earnings for the Business for the fiscal year then ended (the "Financial Statements") and the Baseline Net Operating Assets Statement relating to the Business included in Section 4.6 of the Seller Disclosure Schedule (together with the Financial Statements, the "Financial Information"). Subject to the qualifications, assumptions and other limitations specified in the Financial Information and the notes thereto, the Financial Information has been prepared from the accounting books and records of the Seller Entities and Transferred Subsidiaries in accordance with the Accounting Principles consistently applied during the period involved, present fairly in all material respects the financial condition and results of operations of the Business as of the date and for the period presented.

4.7 Absence of Undisclosed Liabilities

Except as disclosed in Section 4.7 of the Seller Disclosure Schedule, as of the date hereof, the Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by the Accounting Principles to be recognized or disclosed on a balance sheet of the Business or in the notes thereto, except (i) liabilities reflected in the Baseline Net Operating Assets Statement, and
(ii) liabilities incurred after the date of the Baseline Net Operating Assets Statement in the ordinary course of business consistent with past practice (none of which, individually or in the aggregate, has had a Material Adverse Effect).

4.8 Absence of Certain Changes

Except as set forth in Section 4.8 of the Seller Disclosure Schedule or otherwise disclosed in this Agreement or the Exhibits hereto, including, without limitation, the Transactions, since the Baseline Date, the Seller Entities and the Transferred Subsidiaries have conducted the Business in the ordinary course consistent with past practice, and other than in the ordinary course, have not, with respect to the Business: (i) sold, assigned, pledged, hypothecated or otherwise transferred any of the Business Assets, other than such sales, assignments, pledges, hypothecations or other transfers which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and other than transfers contemplated by this Agreement and transfers between or among the Seller Entities and Transferred Subsidiaries, (ii) terminated or materially amended any contract or other agreement that is material to the Business taken as a whole, (iii) suffered any damage, destruction or other casualty loss (not covered by insurance) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) except for salary, bonuses and incentive compensation paid or adjusted in the ordinary course of business, increased the compensation payable or to become payable by any Seller Entity or Transferred Subsidiary to any Business Employees or increased any employee benefit plan, payment or arrangement for any such Business Employees; or (v) entered into an agreement to do any of the foregoing.

4.9 Inventory

Except as set forth in Section 4.9 of the Seller Disclosure Schedule, all inventory of the Business is valued in accordance with the Accounting Principles and, except for items of obsolete, overstocked or unusable inventory and materials of below-standard quality which are reflected in the Financial Information net of any reserves therefor, consists of items of a quantity and quality currently usable and salable in the ordinary course of business consistent with past practices.

4.10 Legal Proceedings

Except as described in Section 4.10 or 4.12 of the Seller Disclosure Schedule, to the Knowledge of Seller there is no litigation, proceeding, or governmental investigation to which any Seller Entity or Transferred Subsidiary is a party pending or threatened in writing against any Seller Entity or Transferred Subsidiary (i) relating to the Business Assets or the Business or the Transactions as to which there is a reasonable likelihood of an outcome or outcomes that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (ii) which seeks to question, delay or prevent the consummation of, or would materially impair the ability of any Seller Entity to consummate, the Transactions.

4.11 Labor Relations Matters

(a) U.S. Labor Relations Matters.  Except as described in Section
4.11 of the Seller Disclosure Schedule, to the Knowledge of Seller there are no labor controversies pending or threatened with respect to the Business which, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect. Neither Seller nor any U.S. Seller Subsidiary nor any U.S. Transferred Subsidiary is a party to any collective bargaining agreements with respect to the Business with any labor union or other representative of employees.

(b) Non-U.S. Labor Relations Matters.  Except as set forth in
Section 4.11 of the Seller Disclosure Schedule, no non-U.S. Seller Subsidiary (with respect to the Business) nor any non-U.S. Transferred Subsidiary is a party to any collective bargaining agreements with any labor union or other representative of employees or any works' council or similar entity under applicable Laws, including local agreements, amendments, supplements, letters and memoranda of understanding of any kind, nor, to the knowledge of Seller, is there any pending or threatened union organization activity by or among any employees of any non-U.S. Seller Subsidiary (with respect to the Business) or non-U.S. Transferred Subsidiary.

4.12 Intellectual Property

Except as described in Section 4.12 of the Seller Disclosure Schedule, the Seller Entities or the Transferred Subsidiaries own, or are licensed to use, all material Intellectual Property used to conduct the Business as presently conducted. Except as set forth in Section 4.10 or 4.12 of the Seller Disclosure Schedule, to Seller's Knowledge (i) there are no actions or proceedings pending or threatened in writing which challenge any Seller Entity's or Transferred Subsidiary's right to use any of the Intellectual Property necessary to conduct the Business, and
(ii) the Seller Entities' and Transferred Subsidiaries' operation of the Business has not infringed and does not infringe or otherwise violate the rights of others in any manner which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.13 Government Authorizations

Except as described in Section 4.13 of the Seller Disclosure Schedule, the Seller Entities and Transferred Subsidiaries have all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Entity required for the conduct of the Business as presently conducted by the Seller Entities and Transferred Subsidiaries, except where the failure to have such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.14 Compliance with Applicable Laws

Except as described in Section 4.14 of the Seller Disclosure Schedule (and without admitting any liability with respect thereto), the Business has been conducted by the Seller Entities and Transferred Subsidiaries so as to comply with all applicable Laws of any Governmental Entity, except where the failure to comply with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.15 Regulatory Compliance

Except as described in Section 4.15 of the Seller Disclosure Schedule (and without admitting any liability with respect thereto), the Business has been conducted by the Seller Entities and Transferred Subsidiaries so as to comply with all applicable binding administrative policies of any Governmental Entity relating to the manufacture, sale and distribution of sunglasses and sunglass products except where such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.16 Employee Benefit Plans

(a) Section 4.16 of the Seller Disclosure Schedule sets forth with respect to all U.S. locations of the Business a complete and correct list of all "employee benefit plans", as defined in
Section 3(3) of ERISA, and any other pension plans or employee benefit arrangements or Payroll Practices (including, without limitation, severance pay, vacation pay, occasional absence pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by any Seller Entity or Transferred Subsidiary for the benefit of any Business Employees or of any trade or business (whether or not incorporated) which is treated with any Seller Entity or Transferred Subsidiary as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which any Seller Entity or Transferred Subsidiary contributes or is obligated to contribute thereunder with respect to Business Employees ("Plans"). Section 4.16 of the Seller Disclosure Schedule identifies, in separate categories, Plans in which Business Employees participate that are (i) subject to Sections 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans") or (iii) Welfare Plans providing continuing benefits after the termination of employment (other than health plan continuation coverage as required by Section 4980B of the Code and at the former employee's own expense).

(b) Each Plan is in writing and Seller has made available to Buyer with a true and complete copy of the most recent version of each Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each such Plan, including, as applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications,
(iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, including all attachments thereto, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

(c) Each of the Plans intended to qualify under Section 401(a) of the Code ("Qualified Plans") has received a favorable determination letter from the IRS that such Plan is so qualified, and nothing has occurred with respect to the operation of any such Plan which, either individually or in the aggregate, would reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan in which employees of the Business participate. Neither Seller nor any ERISA Affiliate is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or
Section 502(c) of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither Seller nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Plan in which employees of the Business participate and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

(e) All contributions and premiums required by law or by the terms of any Plan in which Business Employees participate or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and all such Plans subject to Section 412 of the Code in which Business Employees participate meet all minimum funding requirements under applicable U.S. and non-U.S. Laws.

(f) Each of the Plans in which Business Employees participate has been maintained in accordance with its terms and all provisions of applicable laws and regulations with the possible exception of matters that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. All amendments and actions required to bring each of such Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

(g) (i) The Seller Entities and Transferred Subsidiaries are in compliance in all material respects with applicable Laws and collective bargaining agreements with respect to all benefit plans, contracts and arrangements covering non-U.S. Business Employees ("Non-U.S. Benefit Plans"); (ii) the Seller Entities and Transferred Subsidiaries have no unfunding liabilities in violation of local Law with respect to any Non-U.S. Benefit Plan except as set forth on Section 4.16 of the Seller Disclosure Schedule; (iii) all benefits payable under each of the Non-U.S. Benefit Plans are provided in accordance with the terms of the governing provisions of the relevant Non-U.S. Benefit Plan; and
(iv) Seller is not aware of any failure to comply with any applicable Law which would or might result in the loss of tax approval or qualification of any Non-U.S. Benefit Plans.

4.17 Environmental Matters

Except as described in Section 4.17 of the Seller Disclosure Schedule, as of the date hereof: (i) the Business complies in all respects with applicable Laws relating to environmental matters, pollution, or waste disposal as in effect on the date hereof (collectively, "Environmental Laws"), except where the failure to comply with such laws, rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the Seller Entities and Transferred Subsidiaries have obtained and are in compliance with all permits required under Environmental Laws for the conduct of the Business, except where the failure to obtain and comply with such permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) none of the operations of the Business is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iv) in connection with the operations of the Business, no Seller Entity or Transferred Subsidiary has released or disposed of any material that is defined as hazardous or toxic under any Environmental Law at any of the Business facilities, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (v) none of the real property owned or leased by a Seller Entity or Transferred Subsidiary included in the Business Assets is currently listed on the National Priorities List or the Comprehensive Environment Response Cleanup Liability Information System list prepared pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); and (vi) in connection with the operations of the Business, the Seller Entities and Transferred Subsidiaries have not received any written notice pursuant to which they have been identified as a potentially responsible party under CERCLA or any equivalent State statute.

4.18 Employees

Section 4.18 of the Seller Disclosure Schedule contains a list of all Business Employees whose projected 1999 annual base compensation equals or exceeds $100,000 and a summary of the number of Business Employees employed, as of March 1, 1999, at each location at which the Business is conducted.

4.19 Tax Matters

Except as disclosed in Section 4.19 of the Seller Disclosure
Schedule: (i) each Transferred Subsidiary has filed all material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired and all such Tax Returns are complete and correct in all material respects; (ii) each Transferred Subsidiary has paid all material Taxes which have become due as shown on such Tax Returns; (iii) no material claim for unpaid Taxes is being asserted in writing by a Tax authority with respect to any Transferred Subsidiary; and (iv) no Transferred Subsidiary is a party to any Tax sharing agreement.

4.20 Contracts

(a) Except as specified in Section 4.20 of the Seller Disclosure Schedule, all contracts, maintenance and service agreements, purchase commitments for materials and other services, advertising and promotional agreements, leases, license agreements and other agreements pertaining to the Business that are included in the Business Assets which individually involve payments or other financial commitments as of the date hereof in excess of $500,000 (the "Contracts") are in full force and effect and are valid and enforceable in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and
(iii) an implied covenant of good faith and fair dealing and except where the failure to be in full force and effect and valid and enforceable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specified in Section 4.20 of the Seller Disclosure Schedule, the Seller Entities and Transferred Subsidiaries are not in breach or default in the performance of any obligation under any Contracts and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, as of the date hereof, no other party or parties to any Contract relating to the Business is in breach or default in the performance of any obligation thereunder except for such breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Section 2.1(f)(iii)(B) of the Seller Disclosure Schedule describes certain leases relating to real property to which a Transferred Subsidiary is a party as of the date hereof. Section 2.1(f)(v)(B) of the Seller Disclosure Schedule describes certain license or franchise agreements, contracts or other arrangements to which a Transferred Subsidiary is a party and pursuant to which, as of the date hereof, (A) such Transferred Subsidiary has rights in or the right to use Intellectual Property which is owned by any other Person, or (B) any other Person has any rights in or the right to use any Intellectual Property which is owned by such Transferred Subsidiary. Section 2.1(f)(vi)(B) of the Seller Disclosure Schedule describes certain Authorized Distributor Agreements, Sales Agent Agreements, Manufacturer's Representative Agreements, Commercial Agent Agreements and advertising, marketing and endorsement agreements to which a Transferred Subsidiary is a party as of the date hereof. Section 2.1(f)(ix)(B) of the Seller Disclosure Schedule describes certain other agreements, contracts, licenses, franchises, purchase orders and arrangements to which a Transferred Subsidiary is a party as of the date hereof. True, complete and correct copies of the agreements and other documents described on Section 2.1(f)(iii)(B), 2.1(f)(v)(B), 2.1(f)(vi)(B) and 2.1(f)(ix)(B) of
the Seller Disclosure Schedule have been made available to Buyer. With respect to B&L India, each of the Sections of the Seller Disclosure Schedule referenced in this Section 4.20(b) includes only those agreements and other documents which primarily relate to the Business.

4.21 Accounts Receivable

Except as disclosed in Section 4.21 of the Seller Disclosure Schedule, the accounts receivable reflected in the Baseline Net Operating Assets Statement have arisen out of bona fide transactions in the ordinary course of business and are owned by a Seller Entity or Transferred Subsidiary free and clear of all liens.

4.22 Certain Fees

With the exception of fees and expenses payable to Warburg
Dillon Read LLC, which shall be paid by Seller, no Seller Entity, Transferred Subsidiary nor of their respective officers, directors or employees, on behalf of such Seller Entity or Transferred Subsidiary, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

4.23 Year 2000

Except as set forth in Section 4.23 of the Seller Disclosure Schedule, to the Knowledge of Seller, all computer software, hardware and related systems included in the Business Assets and used in connection with the Business are either (i) Year 2000 compliant or (ii) designated to receive upgrades or modifications to become Year 2000 compliant, except where a failure of such software, hardware and related systems to be Year 2000 compliant would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section 4.23, "Year 2000 Compliant" shall mean that the computer software, hardware or related systems in question are designed to be used prior to, during, and after the calendar year 2000 A.D., without error relating to the processing, calculation, comparing, sequencing or other use of data including calendar dates after 1999.

4.24 No Other Representations or Warranties

Except for the representations and warranties contained in this ARTICLE 4, neither Seller nor any other Person makes any express or implied representation or warranty on behalf of any Seller Entity or Transferred Subsidiary.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization, Good Standing and Power

Each of Buyer and the Buyer Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate the assets owned by it and to conduct the business as now conducted by it. Buyer has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of the Buyer Subsidiaries has all requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to perform its obligations thereunder. Each of Buyer and the Buyer Subsidiaries are duly authorized, qualified or licensed to do business as a foreign corporation and, where such concept is applicable, are in good standing, in each of the jurisdictions in which its ownership of assets owned by it, or the conduct of the business as now conducted by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

5.2 Authorization and Validity of Agreements

The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the Transactions have been duly authorized by the Board of Directors of Buyer. No other corporate or stockholder action on the part of Buyer is necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the Transactions. On the Closing Date, the execution, delivery and performance by each of the Buyer Subsidiaries of the Transaction Documents to which it is a party will have been duly authorized by all corporate action required on its part. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor's rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. When executed and delivered as provided in this Agreement, each Transaction Document will be a valid and binding obligation of each of the Buyer Entities (to the extent that any thereof is a party thereto), enforceable against the Buyer Entities in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

5.3 Consents and Approvals; No Conflict

Except as described in Section 5.3 of the Buyer Disclosure Schedule and except for the pre-merger notification requirements of the HSR Act, the expiration or early termination of the waiting periods thereunder and such filings, notifications and approvals as are required under foreign antitrust or competition Laws, the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer, the execution, delivery and performance of the Transaction Documents by the Buyer Subsidiaries, and the consummation by each of them of the
Transactions:

(a) will not (with or without the giving of notice or the lapse of time or both) violate, or require any consent, approval, filing or notice to be made by the Buyer Entities under, any provision of any Law applicable to the Buyer Entities except where any such violations or the failure to obtain or make any such consents, approvals, filings or notices would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or materially impair the ability of the Buyer Entities to perform their respective obligations under this Agreement or the Transaction Documents; and

(b) will not (with or without the giving of notice or the lapse of time or both) conflict with, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of an obligation of a Buyer Entity under, or result in the creation of a lien, charge or encumbrance upon the assets of a Buyer Entity pursuant to: (i) the charter or by-laws (or analogous organizational documents) of a Buyer Entity, or (ii) any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which a Buyer Entity is a party or by which a Buyer Entity or any of its assets is bound, except for such conflicts, breaches, terminations, defaults, accelerations, liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or materially impair the ability of a Buyer Entity to perform its obligations under this Agreement or any other agreement contemplated hereby to which it is a party.

5.4 Legal Proceedings

To the Knowledge of Buyer, there is no litigation, proceeding or governmental investigation pending or threatened against any Buyer Entity which seeks to question, delay or prevent the consummation of, or would materially impair the ability of any Buyer Entity to consummate, the Transactions.

5.5 Certain Fees

With the exception of fees and expenses payable to Rothschild Inc., which shall be paid by Buyer, no Buyer Entity nor any of their respective officers, directors or employees, on behalf of such Buyer Entity, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

5.6 Purchase for Investment

Each of the Buyer Entities acquiring Purchased Shares pursuant to this Agreement is acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for sale in connection with any distribution thereof in violation of the Securities Act. Buyer, for itself and each Buyer Subsidiary acquiring Purchased Shares, acknowledges that the Purchased Shares are not registered under the Securities Act or under any state, local or foreign securities Laws, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to applicable state, local and foreign Laws.

5.7 Due Diligence

In connection with the negotiation and execution of this Agreement, Buyer has performed a comprehensive due diligence investigation of the Business and, with its advisors, has made its own analysis and evaluation of the Business, the Purchased Assets, Assumed Liabilities and Transferred Subsidiaries.

5.8 Knowledge of Buyer

Buyer is not aware of any breach of any representation or warranty made by Seller and has no actual knowledge of any fact, occurrence, event or condition that would reasonably be expected to make any representation or warranty made by Seller untrue in any respect or of any pending or threatened occurrence which would reasonably be expected to make performance by Buyer or Seller of any covenant or agreement contained herein substantially impossible of performance.

5.9 No Other Representations or Warranties

Except for the representations and warranties contained in this ARTICLE 5, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of any Buyer Entity.

ARTICLE 6

COVENANTS

6.1 Access to Information; Confidentiality

Seller agrees that, during the period commencing on the date hereof and ending on the Closing Date, it will (a) give or cause to be given to Buyer and its counsel, financial advisors, auditors and other authorized representatives (collectively, "Representatives") access to the properties, books and records of the Seller Entities relating to the Business and to the properties, books and records of the Transferred Subsidiaries, in each case to the extent that Buyer may from time to time reasonably request such access, (b) furnish or cause to be furnished to Buyer such financial and operating data and other information relating to the Business and the Business Assets as Buyer may from time to time reasonably request, and (c) provide Buyer and its Representatives such access as Buyer may reasonably request to the representatives, officers and employees of the Seller Entities and Transferred Subsidiaries to the extent they are involved in the Business; provided, however, that (w) access to the properties, books, records representatives, officers and employees shall only be provided during normal business hours, upon reasonable advance notice and in such manner as will not interfere with the operation of the Business, (x) Seller shall have the right to have a representative present at all times access to properties, books, records representatives, officers and employees is provided, (y) access to the properties, books, records representatives, officers and employees of B&L India shall only be required to the extent that Seller is reasonably able to provide such access, and (z) Buyer shall reimburse Seller for any extraordinary out-of-pocket expenses incurred in providing such access, data and other information. Buyer agrees that it will, and will cause its Affiliates and Representatives to, continue to treat all information so obtained from any Seller Entity and Transferred Subsidiary as "Confidential Information" under the Confidentiality Agreement entered into between Seller and Buyer dated June 1998 (the "Confidentiality Agreement"), and will continue to honor its obligations thereunder and that if requested by Seller, Buyer will cause any of its Representatives so requested to enter into a written agreement acknowledging the terms of the Confidentiality Agreement and agreeing to be bound thereby.

6.2 Conduct of the Business Pending the Closing Date

Seller agrees that, except as permitted, required or contemplated by this Agreement, any Transaction Documents, or the Exhibits or Schedules attached hereto, including, without limitation, those actions contemplated on Section 6.2 of the Seller Disclosure Schedule, or as otherwise consented to or approved in writing by Buyer, during the period commencing on the date hereof and ending at the Closing Date:

(a) Seller will, and will cause the Seller Subsidiaries and Transferred Subsidiaries to, operate the Business only in the usual, regular and ordinary manner, on a basis consistent with past practice; provided, that any Seller Entity or Transferred Subsidiary shall have the option to take actions which are consistent with its existing business plans;

(b) Seller will not, and will cause the Seller Subsidiaries and Transferred Subsidiaries not to, amend or modify in any material respect any Contract pertaining to the Business;

(c) Seller will not permit any Transferred Subsidiary to amend its charter or by-laws (or analogous organizational documents), except as may be required in connection with the consummation of the Transactions;

(d) Seller will not permit any Transferred Subsidiary to issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock, or issue any options, warrants or other rights to acquire any shares of capital stock other than to a Seller Entity or other Transferred Subsidiary, as applicable, and except for directors' qualifying shares; and

(e) other than pursuant to the existing business plans of the Business, Seller will not, and will not permit any other Seller Entity or Transferred Subsidiary to: (i) sell, transfer, dispose of or encumber any Business Assets having a value, individually or in the aggregate, in excess of $500,000, other than in the ordinary course of business consistent with past practice; (ii) enter into any employment or consulting agreement with any Business Employees or grant any increase in the compensation of Business Employees, except for increases in the ordinary course of business consistent with past practice or as a result of collective bargaining, any industrial award or as required by any employment or other agreement, any policy or any bonus, pension, profit-sharing or other plan or commitment; (iii) except as otherwise contemplated by the capital expenditure budgets for the Business, make any capital expenditure or commitment pertaining to the Business in excess of $500,000 for any single project; or
(iv) issue, contract to issue, or cause to be issued or contracted to issue, on behalf of the Business, additional indebtedness for borrowed money or guarantees.
Notwithstanding the foregoing, any actions taken by B&L India which are prohibited by this Section 6.2 or any actions required to be taken by this Section 6.2 which are not taken by B&L India shall not constitute a breach of this Section 6.2 unless a Seller Entity is reasonably able to compel B&L India not to take such prohibited action or to take such required action.

6.3 Excluded Assets and Excluded Liabilities of Transferred
Subsidiaries

Notwithstanding Section 6.2 or any other provision of this Agreement, prior to the Closing Seller shall use commercially reasonable efforts to cause the Transferred Subsidiaries to dispose of the Excluded Assets owned by the Transferred Subsidiaries and to satisfy the Excluded Liabilities owed by the Transferred Subsidiaries. The Transferred Subsidiaries may dispose of the Excluded Assets by any means selected by Seller, including transferring them to Seller or any of its Affiliates. The Excluded Liabilities owed by the Transferred Subsidiaries will be deemed to have been satisfied if they are assumed by Seller or any of its Affiliates. If any Transferred Subsidiary is prohibited by any Law from transferring any Excluded Assets to Seller or any of its Affiliates, or if such a transfer would result in material adverse consequences to the Transferred Subsidiary or the transferee of such Excluded Assets, then, unless the Transferred Subsidiary otherwise disposes of such Excluded Assets, such Excluded Assets shall be deemed to no longer be Excluded Assets and shall for purposes of this Agreement be treated in the same manner as all other assets owned by the Transferred Subsidiaries as of the Closing Date. If Seller and its Affiliates are prohibited by any Law from assuming any Excluded Liabilities of any Transferred Subsidiary, or if such an assumption would result in material adverse consequences on the Transferred Subsidiary or the Person assuming such Excluded Liabilities, then, unless the Transferred Subsidiary otherwise satisfies such Excluded Liabilities, such Excluded Liabilities shall be deemed to no longer be Excluded Liabilities and shall for purposes of this Agreement be treated in the same manner as all other liabilities of the Transferred Subsidiaries as of the Closing Date. Without limiting the generality of the foregoing, any Excluded Assets that are not disposed of, and any Excluded Liabilities not satisfied, pursuant to this Section 6.3 will be included on the Closing Net Operating Assets Statement notwithstanding the fact that the categories of such Excluded Assets and Excluded Liabilities were not included on the Baseline Net Operating Assets Statement.

6.4 Treatment of B&L India

(a) Seller shall use commercially reasonable efforts to purchase from B&L India as soon as practicable all assets of B&L India which do not relate primarily to the Business and to cause B&L India to use the proceeds of such sale to satisfy any liabilities which do not relate primarily to the Business. If such transactions have not been consummated prior to the Closing Date, B&L India shall be treated as a Deferred Subsidiary pursuant to
Section 3.3 until such transactions have occurred and until there are no other circumstances that would otherwise cause B&L India to remain a Deferred Subsidiary; provided, that (a) Seller may waive the condition that the sale transactions be consummated prior to a Deferred Closing, (b) the period after which a transfer of the Purchased Shares of B&L India will be abandoned as contemplated by Schedule 3.3(d) shall be twenty-four (24) months, and (c) any payments pursuant to Schedules 3.3(c) and 3.3(d) shall be computed solely on the basis of the assets, liabilities and operations of B&L India which are primarily related to the Business, adjusted to take into account the applicable Seller Entity's partial ownership interest in B&L India.

(b) If, at the time the Deferred Closing for B&L India takes place, B&L India has any assets or liabilities which do not relate primarily to the Business (which assets and liabilities would consist of assets and liabilities as of the Closing Date that were not reflected on the Closing Net Operating Assets Statement, plus any assets or liabilities acquired or incurred after the Closing Date that were not taken into account in computing the payments pursuant to Schedules 3.3(c), less any assets and liabilities disposed of or satisfied after the Closing Date not taken into account in computing the payments pursuant to Schedules 3.3(c)), then (i) the applicable Seller Entity shall pay the applicable Buyer Entity its percentage interest in B&L India multiplied by the amount, if any, by which such liabilities exceed such assets, and (ii) the applicable Buyer Entity shall pay the applicable Seller Entity the applicable Seller Entity's percentage interest in B&L India multiplied by the amount, if any, by which such assets exceed such liabilities. Any such payment shall be made within ninety (90) days following the Deferred Closing Date for B&L India.

(c) For purposes of the Closing Net Operating Assets Statement, only the assets and liabilities of B&L India as of the Closing Date which relate primarily to the Business shall be considered, and any Purchase Price adjustment resulting from an increase or decrease in the net assets of B&L India between those reflected on the Baseline Net Operating Assets Statement and those reflected on the Closing Net Operating Assets Statement shall be determined by multiplying such increase or decrease by the applicable Seller Entity's percentage interest in B&L India. In addition, the amount for which Seller has an indemnification obligation pursuant to Sections 10.2(b)(i) or (iii) with respect to B&L India shall be determined taking into account the applicable Seller Entity's percentage interest in B&L India.

(d) In the event of any conflict between this Section 6.4 and any other Section of this Agreement, this Section 6.4 shall govern, and Section 6.3 shall not apply to B&L India.

6.5 Guarantees

Buyer shall use its commercially reasonable efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations) to cause a Buyer Entity to be substituted in all respects for the applicable Seller Entity, effective as of the Closing, in respect of all obligations of any Seller Entity under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort, including, without limitation, any of the foregoing relating to any lease of real property, set forth in Section 6.5 of the Seller Disclosure Schedule given by any Seller Entity for the benefit of the Business (the "Guarantees"). To the extent that a Buyer Entity is unable to effect such substitution, Buyer shall indemnify the applicable Seller Entity from, and promptly reimburse such Seller Entity for, any liability incurred by such Seller Entity with respect to any such Guarantee. Buyer shall, or shall cause another Buyer Entity to, obtain letters of credit, on terms and from financial institutions reasonably satisfactory to Seller, with respect to the obligations covered by each of the Guarantees for which a Buyer Entity has not effected such substitution and, with respect to any uncancelled Guarantee for which no substitution is effected or letter of credit is provided, Buyer shall, pursuant to Section 10.2(a)(iii) and (iv), indemnify the Seller Entities and their Affiliates against any liability under any such Guarantee.

6.6 Further Actions

(a) Subject to the terms and conditions hereof, Seller and Buyer agree to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including using best efforts: (i) to obtain prior to the Closing Date all material licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to material contracts with the Seller Entities and Transferred Subsidiaries as are necessary for the consummation of the transactions contemplated hereby, including but not limited to such consents and approvals as may be required under the HSR Act as set forth below and any foreign antitrust or competition Laws; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Seller and Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents.

(b) Buyer and Seller shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the Transactions under the HSR Act and any foreign antitrust or competition Laws. Each party shall furnish to the other such necessary information and assistance as such party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity, including, without limitation, any filings necessary under the provisions of the HSR Act.

6.7 Notification

Each party shall notify the other party and keep it advised as to (i) any litigation or administrative proceeding pending and known to such party or, to its Knowledge, threatened against such party which challenges the consummation of the Transactions, and
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.

6.8 No Action

Subject to the provisions of Sections 9.1 or 9.2, Seller and Buyer shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

6.9 Office Lease for Use of Leased Property

On the Closing Date, Buyer and Seller shall execute and deliver the Office Lease.

6.10 Trademark License for Use of Licensed Trademarks

On the Closing Date, Buyer and Seller shall execute and deliver the Trademark License.

6.11 Transition Services

On the Closing Date, Buyer and Seller shall execute and deliver the Transition Services Agreement pursuant to which Seller agrees to provide certain transitional services the Buyer
Entities on and subject to the terms and conditions thereof.

6.12 Customs Drawbacks

Seller and Buyer agree that any customs drawbacks to which any Seller Entity or Transferred Subsidiary is entitled which result from the export by a Seller Entity, Buyer Entity or Transferred Subsidiary, whether before or after the Closing Date, of finished goods manufactured with imported raw materials or work in process inventory on which customs duties were paid prior to the Closing Date shall be the property of the Seller. Buyer agrees to, and to cause the Buyer Subsidiaries and Transferred Subsidiaries to, make any assignment and provide any manufacturing, import or other documentation to Seller which is necessary to permit Seller to collect such customs drawbacks.

6.13 Updated Schedules

Prior to the Closing, Seller shall deliver to Buyer a list of additions to and changes from the Seller Disclosure Schedule, if any, reflecting events, matters or changes occurring between the date of this Agreement and the Closing Date. The delivery of such list shall constitute an amendment of Seller's representations and warranties set forth in ARTICLE 4 to the extent that such representations and warranties are made as of the Closing Date but not to the extent that such representations and warranties are made as of the date of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Obligations of Buyer and Seller

The respective obligations of Buyer and Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunction, etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Entity that is in effect that restrains or prohibits the consummation of the Transactions directly relating to the U.S., except for injunctions that do not restrain the transfer of a material portion of the Business Assets.

(b) Regulatory Authorizations. All consents, approvals, authorizations and orders of Governmental Entities that are necessary to permit the consummation of the Transactions directly relating to the U.S. and which, if not obtained, would be reasonably likely to subject any Buyer Entity, Seller Entity or Transferred Subsidiary, or any officer, director or agent of any such Person, to civil or criminal liability or could render any Transactions directly relating to the U.S. void or voidable (the "Required Consents") shall have been obtained except where the failure to obtain the Required Consents, individually or in the aggregate, would not restrain the transfer of a material portion of the Business Assets, and all applicable waiting periods specified under the HSR Act shall have lapsed or been terminated.

(c) Material Portion of the Business Assets.  For purposes of
Section 7.1(a) and (b), a material portion of the Business Assets shall mean Business Assets located in the U.S. having a net operating asset value of at least three percent (3%) of the Purchase Price as reflected on the Allocation Schedule or, if the Allocation Schedule has not been delivered, the most recently completed net operating assets statement delivered by Seller to Buyer.

7.2 Conditions Precedent to Obligations of Buyer

The obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

(a) Accuracy of Representations and Warranties. All representations and warranties of Seller contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except
(i) as contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and (iii) to the extent that any inaccuracies in such representations and warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Performance of Agreements. Seller shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date except to the extent that any breaches of such obligations, agreements, covenants and conditions, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) Officer's Certificate. Buyer shall have received a certificate of Seller, dated the Closing Date and executed by an executive officer of Seller, to the effect that the conditions specified in Sections 7.2(a) and (b) above have been fulfilled.

(d) Supporting Documents. Buyer shall have received (i) a certificate of the New York Secretary of State as to the existence of Seller, and (ii) a certificate of the Secretary or an Assistant Secretary of Seller certifying as to the resolutions adopted by Seller's Board of Directors and the incumbency and specimen signatures of the officers of Seller executing this Agreement and the Transaction Documents executed and delivered by Seller.

(e) Office Lease. Seller shall have executed and delivered to Buyer the Office Lease.

(f) Trademark License. Seller shall have executed and delivered to Buyer the Trademark License.

(g) Transition Services Agreement. Seller shall have executed and delivered to Buyer the Transition Services Agreement.

(h) Resignations.  The directors and officers of the Transferred
Subsidiaries (other than B&L India) who have been requested to resign by Buyer shall have tendered their resignations effective as of the Closing Date.

(i) Other Documents. Buyer shall have received the documents and instruments contemplated by Section 3.5 and such other documents and instruments as Buyer may reasonably request.

(j) Allocation Schedule. The Allocation Schedule, as agreed to by Seller and Buyer on or prior to the date of the execution and delivery of this Agreement, shall be in full force and effect in accordance with its terms.

7.3 Conditions Precedent to Obligations of Seller

The obligations of Seller to consummate the Transactions are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

(a) Accuracy of Representations and Warranties. All representations and warranties of Buyer contained herein or in any certificate or document delivered to Seller pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except
(i) as contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and (iii) to the extent that any inaccuracies in such representations and warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(b) Performance of Agreements. Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date except to the extent that any breaches of such obligations, agreements, covenants and conditions, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(c) Officer's Certificate. Seller shall have received a certificate of Buyer, dated the Closing Date and executed by an executive officer of Buyer, to the effect that the conditions specified in Sections 7.3(a) and (b) above have been fulfilled.

(d) Supporting Documents.  Seller shall have received from Buyer
(i) a certificate from the appropriate Italian administrative entity as to the existence and good standing of Buyer, and (ii) a certificate of the Secretary or an Assistant Secretary of Buyer certifying as to the resolutions adopted by Buyer's Board of Directors and certifying as to the incumbency and specimen signature of officers of Buyer executing this Agreement and the Transaction Documents executed and delivered by Buyer.

(e) Office Lease. Buyer shall have executed and delivered to Seller the Office Lease.

(f) Trademark License. Buyer shall have executed and delivered to Seller the Trademark License.

(g) Transition Services Agreement. Buyer shall have executed and delivered to Seller the Transition Services Agreement.

(h) Other Documents. Seller shall have received the documents and instruments contemplated by Section 3.4 and such other documents and instruments as Seller may reasonably request.

(i) Readiness of Second Step as Condition to First Step. Seller shall be satisfied, in its reasonable judgment, as a condition precedent to its obligation to consummate the First Step, that all conditions precedent in its favor in respect of the Second Step shall have been satisfied and that all actions and deliveries required to be consummated as part of the Second Step will be taken and made immediately after the consummation of the First Step on the Closing Date.

ARTICLE 8

EMPLOYEE RELATIONS AND BENEFITS

8.1 Offer of Employment

(a) The parties hereto intend that there shall be continuity of employment with respect to all Business Employees. It is intended that Business Employees as of the Closing Date will transfer employment from the Seller Entities to the Buyer Entities on the Closing Date or as soon thereafter as is administratively practicable. A transfer will be delayed in the case of Business Employees who cannot be transferred on the Closing Date because: (i) such change in employment would adversely affect their legal status in a particular country; (ii) the Business Employee is employed in a Deferred Country, or (iii) other similar situations. Seller and Buyer agree to resolve the issues with respect to each particular Business Employee whose transfer to a Buyer Entity is deferred in order to effect the transfer as soon as administratively practicable.

(b) The date identified as the first date on or after the Closing Date when a Business employee can transfer employment from a Seller Entity to a Buyer Entity is, for purposes of this ARTICLE 8, referred to as the "Transfer Date." On the Transfer Date, the applicable Buyer Entity shall offer employment commencing on the Transfer Date to all Business Employees, including those on vacation, leave of absence, disability (other than long-term disability) or temporary layoff, who were employed by a Seller Entity immediately prior to such Transfer Date, on equivalent terms (including salary, fringe benefits, job responsibility and location) as those provided to such employees by the applicable Seller Entity immediately prior to the Transfer Date. Those persons who accept a Buyer Entity's offer of employment and who commence working with a Buyer Entity as of a Transfer Date are referred to as "Transferred Employees." Business Employees with a deferred Transfer Date shall remain employees of a Seller Entity until such Business Employees' respective Transfer Dates. The compensation and benefits of such Business Employees shall be paid by the applicable Seller Entities, and the Buyer Entities will reimburse the applicable Seller Entities for the cost of such compensation and benefits in a manner which is mutually acceptable to Seller and Buyer.

8.2 Employee Benefits - Buyer's Obligations

Buyer agrees to maintain or cause the Buyer Subsidiaries and Transferred Subsidiaries to maintain from the Closing Date until the second anniversary of the Closing Date (the "Benefits Maintenance Period") a retirement and welfare benefit program which is at least, in the aggregate, equivalent to the retirement and welfare benefit program maintained by the Seller Entities and Transferred Subsidiaries as described in Section 4.16 of the Seller Disclosure Schedule except as modified below:

(a) Pension Plan. Buyer agrees that if it maintains one or more defined benefit pension plans, it will provide coverage for the Transferred Employees under the one or more of such plans as cover similarly situated employees of the Buyer. Buyer also agrees that such coverage shall be under substantially the same terms and conditions as apply to the Buyer's similarly situated employees, provided that for purposes of eligibility, vesting and benefit entitlement all service that a Transferred Employee has under a Seller Entity or a Transferred Subsidiary plan shall count as service under the Buyer's plan or plans. Buyer shall not be required to grant prior service credit for purposes of determining the amount of a Transferred Employee's accrued benefit under Buyer's plan or plans. If Buyer does not maintain any defined benefit pension plan, Buyer agrees that in meeting its obligation under Section 8.2 of providing benefits in the aggregate of substantially equal cost, it will treat the annual cost of Seller's pension benefits as the contribution that would need to be made to provide the normal cost of the pension benefits for the Transferred Employees under Seller's defined benefit pension plan for a year.

(b) 401(k) Plan. The 401(k) plan or plans maintained by any Buyer Entity covering any Transferred Employees shall have substantially the same eligibility, vesting and contribution provisions as the plan or plans maintained by the Seller Entities and Transferred Subsidiaries for the Transferred Employees but other provisions of such 401(k) plans may differ at the discretion of the Buyer Entities. The 401(k) plan or plans maintained by any Buyer Entities shall permit the transfer to such plan or plans of assets from the accounts the Transferred Employees have in the 401(k) plan or plans of the Seller Entities. Any such transfers shall include promissory notes for participant loans. In addition, the Buyer Entities and the plans of the Buyer Entities shall administer the loans pursuant to the loans' terms.

(c) Non-Qualified Plans. Buyer agrees to establish, or cause the Buyer Subsidiaries to establish, substantially similar deferred compensation, top-hat and/or excess benefit plans to those maintained by the Seller Entities and Transferred Subsidiaries for the benefit of Transferred Employees.

(d) Welfare and Other Benefit Plans and Payroll Practices. Buyer agrees to adopt or to cause the Buyer Subsidiaries to adopt Welfare Plans and other employee benefit plans and Payroll Practices having benefits, terms and conditions of participation for the Transferred Employees which, in the aggregate, are substantially equivalent to the benefits and terms and conditions of participation that are in effect in the Seller Entities' Welfare Plans and other plans. Any medical and dental plan adopted by Buyer or a Buyer Subsidiary shall provide that the plan's annual or lifetime deductibles, limitations or similar terms and conditions will not start over as of a Transfer Date but will be coordinated with the same provisions in the applicable Seller Entity's plan. No preexisting condition provisions shall be imposed in Buyer's or a Buyer Subsidiary's plans to deny participation of the Transferred Employees in such plans. Buyer agrees to make and to cause the Buyer Subsidiaries to make reasonable efforts to ensure that no Transferred Employee or dependent currently receiving a course of medical treatment under a Seller Entity's plan shall be denied substantially similar treatment under the Buyer's or a Buyer Subsidiary's plan for the duration of the illness. Seller or the applicable Seller Subsidiary shall be responsible for paying medical claims related to medical services provided prior to a Transferred Employee's Transfer Date (subject to the chargeback with respect to employees with a deferred transfer), while Buyer or the applicable Buyer Subsidiary shall be responsible for claims related to services provided after a Transferred Employee's Transfer Date. Buyer or the applicable Buyer Subsidiary shall be responsible, beginning as of the Closing Date, for the payment of all disability, workers' compensation and similar payments payable to a Transferred Employee who is receiving such benefits as of such Transferred Employee's Transfer Date.

(e) Tacking of Service Credit. For purposes of eligibility, vesting and entitlement to benefits under all Plans, and for all other purposes, the Buyer Entities will give the Transferred Employees credit for all service such Transferred Employees have with the Seller Entities or Transferred Subsidiaries.

(f) Incentive Plans. Buyer agrees to establish substantially similar plans as a substitute for Seller's EVA, LTI and stock plans. Such replacement plans shall, at a minimum, provide substitute cash bonuses, options and stock grants. Buyer further agrees to compensate Transferred Employees for all unvested options and grants an employee has in Seller's plans as of the Closing Date which, in the case of options, shall be a payment by Buyer to the Transferred Employee in an amount equal to (i) the amount, if any, by which (A) the average of the high and low stock prices of Seller's common stock reported on the New York Stock Exchange on the Closing Date, multiplied by (B) the number of unvested options of such Transferred Employee having an exercise price below such average, exceeds (ii) the aggregate exercise price of such unvested options having an exercise price below such average. Nothing in this Section 8.2 is intended to require any Buyer Entity to establish or maintain any other cash bonus, stock option or similar type of compensation or incentive arrangement. If the Buyer or a Buyer Subsidiary chooses not to provide any of the foregoing other incentive plans provided by the Seller Entities, it shall provide plans that, in the aggregate with the replacement incentive plans, provide benefits of equivalent value to the Transferred Employees.

(g) COBRA.  Buyer agrees that Buyer or the applicable Buyer
Subsidiary will be responsible for providing continuation coverage of medical benefits for qualifying events arising on and after the Closing Date.

(h) Severance. It is not intended that the transfer of any Business Employees on a Transfer Date will trigger any severance payments by operation of Law or under any Seller Entity's plan, but if such payments are triggered Buyer shall reimburse or cause a Buyer Subsidiary to reimburse the applicable Seller Entity for all expenditures in connection therewith.

(i) Additional Severance. If any Business Employee's employment terminates after the Closing Date, Buyer or a Buyer Subsidiary shall be responsible for the payment of any severance benefits due such employee, including any severance benefits provided for in any retention agreement entered into between such Business Employee and any Seller Entity or Transferred Subsidiary. Buyer shall indemnify and reimburse or cause a Buyer Subsidiary to indemnify or reimburse any applicable Seller Entity for any severance benefits for which such Seller Entity is responsible.
Section 8.2(i) of the Seller Disclosure Schedule contains a list of all retention agreements between Business Employees and any Seller Entity or Transferred Subsidiary.

(j) Executive Benefits. Buyer agrees to maintain, and cause the applicable Buyer Subsidiaries and Transferred Subsidiaries to maintain, throughout the Benefits Maintenance Period all officer perquisites provided to a Transferred Employee (e.g., change of control protection, financial planning services, club dues, automobiles and the like) of the same type and equivalent value of the perquisites such Transferred Employees received from a Seller Entity or Transferred Subsidiary prior to the Closing Date. Buyer also agrees to maintain directors and officers liability insurance for all Transferred Employees covered by such insurance as of the Closing Date.

(k) Officer Status. Buyer agrees to appoint all Transferred Employees who are members of the Senior Management Team of the Business as officers of Buyer, a Buyer Subsidiary or Transferred Subsidiary, even if they were not officers of a Seller Entity or Transferred Subsidiary at or prior to the Closing Date. Buyer shall cause each member of the Senior Management Team to receive the benefits described in Section 8.2(j).

8.3 Employee Benefits - Seller's Obligations

(a) Pension Plan. Seller agrees to fully vest, as of the Closing Date, each Transferred Employee's accrued benefit under Seller's defined benefit pension plan and to pay out such vested accrued benefits in accordance with the terms of the Seller's plan, e.g., persons eligible for normal or early retirement benefits will be entitled to retire and receive immediate retirement benefits while vested participants will be eligible to receive benefits available to vested terminated employees.

(b) 401(k) Plan. Upon the establishment of Buyer's 401(k) plan pursuant to Section 8.2(b), Seller agrees to cooperate and cause the Seller Subsidiaries to cooperate with the Buyer Entities in facilitating the transfer of 401(k) account balances of the Transferred Employees to a plan or plans established by the Buyer Entities for this purpose.

(c) Non-Qualified Plans. Seller agrees to, and cause the Seller Subsidiaries to, retain the liabilities and assets in their deferred compensation, top-hat and/or excess benefit plans as of the Closing Date or applicable Transfer Date for the Transferred Employees and to pay out promised benefits in accordance with the plans' terms as from time to time in effect. Buyer agrees to notify or cause the Buyer Subsidiary to notify the applicable Seller Entity when a Transferred Employee with an interest in such Seller Entity's non-qualified plan retires, terminates employment or otherwise becomes entitled to receive benefits.

(d) COBRA. Seller agrees to, and cause the Seller Subsidiaries to, retain sole responsibility for providing continuation coverage for Business Employees and their beneficiaries for any qualifying events that occur prior to the Closing Date.

(e) Employee Rights at Seller Entities' Worksites. A Transferred Employee who, during the Benefits Maintenance Period, works at a worksite of a Seller Entity shall have access to all services and facilities at such worksite that are available to the Seller Entity's employees provided that such access is consistent with the safety and security requirements of the Seller Entity and further provided that the Seller Entity may impose reasonable fees for the use of certain services and facilities, as more fully described in the Transition Services Agreement.

(f) Plan Administration. If a Buyer Entity adopts for the Transferred Employees any benefit plan maintained by a Seller Entity, Seller agrees that at the request of the Buyer it will, or will cause the applicable Seller Subsidiary to, administer the plan on behalf of the Buyer Entity and its employees during the Benefits Maintenance Period under such financial and other terms and conditions as are mutually agreeable to such Seller Entity and the applicable Buyer Entity. If a Buyer Entity adopts any plan that is not sponsored by a Seller Entities, the Seller (or any applicable Seller Subsidiary) will only administer such plan if it, in its sole discretion, elects to do so and only under such terms and conditions as are mutually agreeable to the parties.

(g) Severance and Retention Bonuses. Seller agrees that it or a Seller Subsidiary is responsible for paying any retention bonuses that any Seller Entity or Transferred Subsidiary may have promised to Business Employees prior to the Closing Date and for paying severance benefits payable under Seller's plans in connection with any termination of employment prior to the Closing Date.

8.4 Accrued Vacation

With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date or applicable Transfer Date (the "Vacation Policy"), Buyer shall or shall cause the applicable Buyer Subsidiary to allow such Transferred Employee to use such accrued vacation; provided, however, that if Buyer or any Buyer Subsidiary deems it necessary to disallow such Transferred Employee from taking such accrued vacation, Buyer shall be liable for and pay, or cause the applicable Buyer Subsidiary to pay, in cash to each such Transferred Employee an amount equal to such vacation time in accordance with the terms of the Vacation Policy; provided, further, that Buyer shall be liable for and pay, or cause the applicable Buyer Subsidiary to pay, in cash in an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason subsequent to the Closing Date or applicable Transfer Date but before such vacation has been used.

8.5 Non-U.S. Benefit Plans

Section 8.5 of the Seller Disclosure Schedule describes additional obligations of Buyer and Seller with respect to Non-U.S. Benefit Plans, including sponsorship, continuation of benefits of equivalent value, timing of benefits vesting and timing and valuations regarding transfers of Non-U.S. Benefit Plan assets. To the extent that a Non-U.S. Benefit Plan is not specifically addressed in Section 8.5 of the Seller Disclosure Schedule, such Non-U.S. Benefit Plan shall be governed by the general provisions of this ARTICLE 8 and by local Laws.

8.6 No Rights Conferred on Employees

Nothing herein, expressed or implied, shall confer upon any employee or former employee of any Seller Entity, Transferred Subsidiary or any of their Affiliates (including, without limitation, the Transferred Employees or the Business Employees), any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

ARTICLE 9

TERMINATION

9.1 General

This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the
Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Seller if any of the applicable conditions set forth in
Section 7.3 shall have become incapable of fulfillment and shall not have been waived by Seller;

(c) by Buyer if any of the applicable conditions set forth in
Section 7.2 shall have become incapable of fulfillment and shall not have been waived by Buyer, subject to Section 3.3;

(d) by Seller if the Closing shall not have occurred by September
30, 1999 through no failure of Seller to satisfy any of its material obligations under this Agreement, subject to Section
3.3;

(e) by Buyer if the Closing shall not have occurred by September
30, 1999 through no failure of Buyer to satisfy any of its material obligations under this Agreement, subject to Section
3.3;

(f) by Buyer if the additions and changes, if any, to the Seller Disclosure Schedule delivered by Seller pursuant to Section 6.13 reflect a Material Adverse Effect or facts or circumstances which would reasonably be expected to have a Material Adverse Effect; or

(g) by either Buyer or Seller if there shall be in effect any Law that permanently enjoins, restrains or prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or Governmental Entity, in each case subject to Sections 3.3 and 7.1.

9.2 Procedure

In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other party hereto, this Agreement shall terminate and the Transactions shall be abandoned without further action by the parties hereto.

9.3 No Liabilities in Event of Termination

In the event of any termination of this Agreement as provided in Section 9.1, this Agreement shall become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or Seller, except that the obligations of the parties under Sections 12.1 (Public Announcement), 12.2 (Expenses), 12.6 (Notices), 12.16 (Applicable Law) of this Agreement and this Section 9.2 shall remain in full force and effect, and except that such termination shall not relieve either party from liability for any material breach of any covenant or agreement contained in this Agreement prior to such termination.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1 Survival

The representations and warranties of the parties made in or pursuant to this Agreement and the Transaction Documents shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made at any time by or on behalf of either party. No claim for indemnification may be made with respect to a representation or warranty after the expiration of the survival period. The covenants and agreements made by any party which are to be performed after the Closing shall survive until fully performed, and the covenants and agreement made by any party which are to be performed at or prior to the Closing shall expire at the Closing.

10.2 Indemnification

(a) Buyer's Indemnification Obligations. On and after the Closing Date and subject to the limitations set forth in this
ARTICLE 10, Buyer hereby agrees to indemnify, defend and hold harmless the Seller Entities and their respective directors, officers, employees, subsidiaries and other Affiliates and representatives (collectively, "Seller Indemnified Parties") from and against, and will pay to the Seller Indemnified Parties the amount of, any and all claims, losses, damages, costs, expenses, obligations, liabilities, charges, actions, suits, proceedings, deficiencies, interest, penalties and fines (including, without limitation, costs of collection, reasonable attorney's fees and other costs of defense, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring) whether or not involving a third party claim (collectively, "Damages") imposed on, incurred or suffered by or asserted against them in respect of, but only in respect of:

(i) any breach of Buyer's representations and warranties in this Agreement, including, without limitation, representations and warranties of Buyer contained in any certificate delivered by Buyer at the Closing pursuant to the terms of this Agreement;

(ii) Buyer's failure, or the failure of any Buyer Subsidiary, to perform or otherwise fulfill in any material respect any of its agreements, covenants, obligations or undertakings hereunder or under any of the Transaction Documents;

(iii) the Assumed Liabilities; and

(iv) all of the liabilities and obligations of the Transferred
Subsidiaries or subsidiaries of the Transferred Subsidiaries with respect to which Buyer is not entitled to indemnification from Seller pursuant to Section 10.2(b)(i) or (iii).

(b) Seller's Indemnification Obligations. On and after the Closing Date, Seller hereby agrees to indemnify, defend and hold harmless the Buyer Entities and their respective directors, officers, employees, subsidiaries and other affiliates and representatives (collectively, the "Buyer Indemnified Parties") from and against, and will pay to the Buyer Indemnified Parties the amount of, any and all Damages imposed on, sustained, incurred or suffered by or asserted against them or the Transferred Subsidiaries in respect of, but only in respect of:

(i) any breach of Seller's representations and warranties in this Agreement, including, without limitation, representations and warranties of Seller contained in any certificate delivered by Seller at the Closing pursuant to the terms of this Agreement;

(ii) Seller's failure, or the failure of any Seller Entity, to perform or otherwise fulfill in any material respect any of its agreements, covenants, obligations or undertakings hereunder or under any of the Transaction Documents; and

(iii) the Excluded Liabilities.

10.3 Procedure

(a) If any of the persons to be indemnified under this ARTICLE 10 has suffered or incurred any Damages with respect to which indemnification is to be sought hereunder, the indemnified party shall so notify the party from whom indemnification is sought promptly in writing describing such Damages, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Damages. If a claim or demand by a third party is made against an indemnified party or any action at law or suit in equity is instituted against an indemnified party by a third party (each claim, demand, action or suit by a third party, a "Third Party Claim"), and if an indemnified party intends to seek indemnity with respect thereto under this ARTICLE 10, such indemnified party shall promptly notify the indemnifing party in writing of such Third Party Claim setting forth such Third Party Claim in reasonable detail and tender to the indemnifying party the defense of such Third Party Claim. The failure of the indemnified party to give the indemnifying party prompt notice, to provide notice in the form required or tender the defense of a Third Party Claim as provided herein shall not relieve the indemnifying party of any of its obligations under this ARTICLE 10, except to the extent that the indemnifying party is materially prejudiced by such failure.

(b) For 30 days after receipt of such notice the indemnifying party shall have the right but not the obligation to undertake the conduct and control, through counsel of its own choosing and at its own expense, of the settlement or defense of any Third Party Claim, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided, that if the indemnifying party elects to undertake the conduct and control of such settlement or defense, then the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party provided that the fees and expenses of such counsel shall be borne by such indemnified party; and provided, further, that pending the indemnifying party's decision whether to exercise its right to undertake the conduct and control of the settlement or defense of any Third Party Claim, the indemnified party shall undertake, conduct and control the settlement or defense thereof, through counsel of its own choosing. So long as the indemnifying party is reasonably contesting any Third Party Claim in good faith, the indemnified party shall not pay or settle such Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such Third Party Claim, provided, that in such event it shall waive any right to indemnity therefor by the indemnifying party. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement or consent to entry of any judgment unless such settlement or judgment includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all indemnified parties (i.e., Seller Indemnified Party or Buyer Indemnified Party as the case may be) an unconditional release from all liability with respect to such claim and (ii) the relief provided in connection with such settlement or judgment effected by the indemnifying party is satisfied entirely by the indemnifying party.

(c) If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder in connection with a Third Party Claim that it elects to undertake the settlement or defense thereof, the indemnified party shall have the right to conduct and control the defense thereof and to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

10.4 Limitations on Indemnification

(a) Indemnification Threshold. Seller shall be required to indemnify, defend and hold harmless the Buyer Indemnified Parties under Section 10.2(b)(i) and Buyer shall be required to indemnify defend and hold harmless the Seller Indemnified Parties under
Section 10.2(a)(i) with respect to Damages incurred by such indemnified party in accordance with Section 10.2(b)(i) or
Section 10.2(a)(i), as applicable, only (i) if the amount of Damages resulting an individual claim under such Sections is equal to or greater than $10,000, and (ii) to the extent that the aggregate amount of all Damages of the Buyer Indemnified Parties or Seller Indemnified Parties for all claims which satisfy the preceding clause (i) exceeds three percent (3%) of the Purchase Price, in which case only the excess over three percent (3%) of the Purchase Price shall be subject to indemnification.

(b) Limitation on Liability. In no event shall the aggregate liability of Seller under Section 10.2(b)(i) exceed twenty percent (20%) of the Purchase Price.

(c) Certain Special, Indirect, Incidental, Consequential and Related Damages not Indemnifiable. In no event shall Seller or Buyer, as the case may be, be liable to the Buyer Indemnified Parties or the Seller Indemnified Parties hereunder for any special, indirect, incidental, consequential or punitive damages.

(d) Indemnity Payments Reduced by Insurance Proceeds. Any indemnity payment payable pursuant to this Agreement shall be decreased to the extent of any insurance proceeds received by the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, in respect of the Damages giving rise to such indemnity payment.

(e) Tax Benefit. If the amount with respect to which any claim is made under this ARTICLE 10 (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be re-determined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 10.4(e), a "Tax Benefit" means an amount by which the tax liability of the indemnified party (or group of corporations including the indemnified party) is reduced (including, without limitation, by deduction, reduction of income, by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For purposes of this Section 10.4(e), a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 10.4(e). The amount of the refunded reduction or payment shall be deemed a payment under this Section 10.4(e) and thus shall be paid subject to any applicable reductions under this Section 10.4(e).

(f) Adjustment to Purchase Price. The parties agree that any indemnification payments made by Buyer or Seller pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(g) Mitigation of Damages. Each indemnified party shall be obligated, in connection with any claim for indemnification under Section10.2, to use all reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

10.5 Exclusive Remedy

Except as specifically provided in Section 11.5, each of Seller and Buyer acknowledges and agrees that, from and after the Closing, Seller's and Buyer's sole and exclusive remedy (at law or equity) with respect to any and all claims against the other party relating to the subject matter of this Agreement and the Transaction Documents shall be pursuant to the indemnification provisions set forth in this ARTICLE 10 or as otherwise provided hereunder. In furtherance of the foregoing, each of Seller and Buyer hereby waives from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other party relating to the subject matter of this Agreement arising under or based upon any Law or otherwise.

10.6 Time Period

If, at any time prior to the expiration of the survival period of the representations and warranties pursuant to Section 10.1 (the "Expiration Date"), any Seller Indemnified Party (acting in good faith) delivers to Buyer a written notice asserting a claim for recovery under Section 10.2(a)(i) (and setting forth in reasonable detail the basis for such Seller Indemnified Party's claim), then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. If, at any time prior to the applicable Expiration Date, any Buyer Indemnified Party (acting in good faith) delivers to Seller a written notice asserting a claim for recovery under Section 10.2(b)(i) (and setting forth in reasonable detail the basis for such Buyer Indemnified Party's claim), then the claim asserted in such notice shall survive the Expiration Date until such claim is fully and finally resolved.

ARTICLE 11

TRANSACTIONS SUBSEQUENT TO CLOSING

11.1 Access to Books and Records

(a) For a period of seven (7) years following the Closing Date, Buyer shall, and shall cause the Buyer Entities, Transferred Subsidiaries and their Affiliates to, retain and afford to the Seller Entities and their Affiliates, their counsel and their accountants, during normal business hours and upon reasonable advance notice, reasonable access to the books, records and other data of the Business and of the Business Assets with respect to the period prior to the Closing Date and, in the case of any Transferred Subsidiary, with respect to the applicable current taxable period, to the extent that such access may be reasonably required by any Seller Entity to facilitate (i) the preparation and timely filing by a Seller Entity of such Tax Returns as it may be required to file with respect to the operations of the Business or the preparation and timely filing of such Tax Returns as such Seller Entity shall bear responsibility for preparing pursuant to Section 11.4 of this Agreement, the making of any election related to Taxes or in connection with any audit, amended return, claim for refund or any suit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims, suits or proceedings which may have been or may be made against any Seller Entity in connection with the Business, (iii) the payment of any amount in connection with any liabilities or obligations with respect to the Business which have been retained by the Seller Entities, and (iv) any indemnification claims made under ARTICLE 10 hereof or the defense thereof. Buyer will not, and will cause the Buyer Entities, Transferred Subsidiaries and their Affiliates not to, dispose of, alter or destroy any such material, books and records without giving thirty (30) days' prior notice to Seller to permit Seller, at its expense, to examine, duplicate or repossess such books and records.

(b) On and after the Closing Date, Buyer shall and shall cause the Buyer Subsidiaries, Transferred Subsidiaries and their Affiliates to further cooperate with the Seller Entities in the preparation for and prosecution of the defense of any audit, claim, action or cause of action arising out of or relating to any liabilities of the Business which have not been assumed by the Buyer Entities including, without limitation, by making available evidence within the control of the Buyer Entities, Transferred Subsidiaries and their Affiliates, and Persons needed as witnesses employed by the Buyer Entities, Transferred Subsidiaries and their Affiliates, in each case as reasonably needed for such defense. Seller shall reimburse the applicable Buyer Entity, Transferred Subsidiary or Affiliate for its reasonable, direct out-of-pocket costs relating to its cooperation under this Section 11.1(b).

(c) For the period required under Seller's record retention policy, following the Closing Date, Seller shall retain and afford, and will cause the Seller Subsidiaries to retain and afford, to the Buyer Entities, the Transferred Subsidiaries, their Affiliates and their counsel and accountants, during normal business hours and upon reasonable advance notice, reasonable access to the books, records and other data of the Seller Entities with respect to the period prior to the Closing Date, such retention (including the books, records and data to be retained) to be made in accordance with the Seller's Record Retention Policies disclosed to Buyer to the extent that such access may be reasonably required by a Buyer Entity, Transferred Subsidiary or their Affiliates to facilitate (i) the preparation by such Buyer Entity, Transferred Subsidiary or Affiliate of such tax returns as it may be required to file with respect to the operations of the Business, the making of any election relating to taxes or in connection with any audit, amended return, claim for refund or any suit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any material claims, suits or proceedings which may have been or may be made against such Buyer Entity, Transferred Subsidiary or Affiliate in connection with the Business, (iii) the payment of any amount in connection with any liabilities or obligations with respect to the Business which have been assumed by the Buyer Entities, and (iv) any indemnification claims made under ARTICLE 10 hereof or the defense thereof. Seller will not, and will cause the Seller Subsidiaries and their Affiliates not to, dispose of, alter or destroy any such material, books and records without giving thirty (30) days' prior notice to Buyer, at its expense, to examine, duplicate or repossess such books and records.

(d) Seller further agrees to, and cause the Seller Subsidiaries and their Affiliates to, cooperate with Buyer in the preparation for and prosecution of the defense of any audit, claim, action or cause of action arising out of or relating to any liability relating to the Business which arose prior to the Closing and which has been assumed by a Buyer Entity including, without limitation, by making available evidence within the control of a Seller Entity or its Affiliate and persons needed as witnesses employed by a Seller Entity or its Affiliate, in each case as reasonably needed for such defense, and Buyer shall reimburse such Seller Entity or Affiliate for its reasonable direct out-of-pocket costs relating to its cooperation under this Section 11.1(d).

11.2 Further Agreements

Buyer authorizes and empowers the Seller Entities on and after the Closing Date to receive and open all mail received by the Seller Entities relating to the Business and to deal with the contents of such communications in any proper manner. Seller shall, and shall cause the Seller Subsidiaries to, promptly deliver to Buyer any mail or other communications received by them after the Closing Date pertaining to the Business or the Business Assets and any cash, checks or other instruments of payment to which any Buyer Entity or Transferred Subsidiary is entitled. Buyer shall and shall cause the Buyer Subsidiaries and Transferred Subsidiaries to promptly deliver to Seller any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets and Excluded Liabilities and any cash, checks or other instruments of payment in respect thereof.

11.3 Asset Returns

In the event any Buyer Entity receives any assets of a Seller Entity that are not intended to be transferred pursuant to the terms of this Agreement, Buyer agrees to, and to cause the applicable Buyer Subsidiary to, promptly return such assets to Seller at Seller's expense.

11.4 Certain Tax Matters

(a) Seller shall prepare, or cause to be prepared, in a manner consistent with past practices, all Tax Returns in respect of the Transferred Subsidiaries for all taxable periods ending on or prior to the Closing Date. Buyer shall provide, and cause the Buyer Subsidiaries and Transferred Entities to provide, Seller with the necessary information for completing such returns in a manner consistent with past practices. Seller shall or shall cause its Affiliates to timely file, or cause to be timely filed, all Tax Returns prepared pursuant to this Section 11.4(a) that are filed after the Closing Date. Seller shall pay to the relevant taxing authority all Taxes due in connection with any such Tax Return which Seller is required to have filed.

(b) Buyer shall prepare, or cause to be prepared, all Tax Returns in respect of the Transferred Subsidiaries for all taxable periods ending after the Closing Date. Buyer shall or shall cause its Affiliates to timely file, or cause to be timely filed, all Tax Returns prepared pursuant to this Section 11.4(b) that are filed after the Closing Date. Buyer shall pay to the relevant taxing authority all Taxes due in connection with any such Tax Return which Buyer is required to have filed.

(c) Seller agrees that, if Buyer notifies Seller in writing of its intention to make an election under Section 338(h)(10) of the Code (or any similar election that may be available under applicable state or local law) in respect of the purchase of the Purchased Shares of one or more of the Transferred Subsidiaries incorporated in the United States (each, a "Section 338(h)(10) Election") within thirty (30) days after the Closing Date, Seller shall, or shall cause the appropriate Seller Entity, as the case may be, to, join with Buyer or the appropriate Buyer Entity, as the case may be, in timely making each such joint Section 338(h)(10) Election (and in taking all legally required steps to effectuate the same). If a Section 338(h)(10) Election is made, the "modified aggregate deemed sale price," as defined in U.S. Treasury Regulation 1.338(h)(10)-1, shall be determined in accordance with Section 338 of the Code and the applicable U.S. Treasury regulations, and shall be allocated solely in accordance with the Allocation Principles.

11.5 Covenant Not to Compete

(a) For a period of five (5) years after the Closing Date (the "Noncompetitive Period"), Seller agrees that it will not, and will cause the Seller Subsidiaries and Seller's other Affiliates not to, without the written approval of Buyer: (i) engage, directly or indirectly, in any activity involving the manufacture, production, marketing, advertising, distribution or sale of any Competitive Product anywhere in the world (after giving effect to the exceptions contained in the second succeeding sentence, the "Competitive Activity"), or (ii) directly or indirectly (A) hold or invest in any equity (or debt convertible into equity) of, or (B) manage, operate or control, any Person that engages in any Competitive Activity.
"Competitive Products" include finished sunglasses, plano sunglass lenses and related sunglass accessories but do not include prescription sunglass lenses manufactured, produced, marketed, advertised, distributed or sold under the B&L name or any other trade name which is not a Business Asset. Notwithstanding the foregoing, nothing contained herein shall limit the right of Seller, any Seller Subsidiary or any Affiliate of Seller to: (x) hold and make passive investments in securities of any Person that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market; provided, that the aggregate beneficial equity interest of Seller, the Seller Subsidiaries and Seller's other Affiliates therein shall not exceed 10% of the outstanding shares or interests in such Person, (y) engage in any transaction whereby, directly or indirectly, it acquires (whether by merger, stock purchase, purchase of assets or otherwise) any Person or business, or any interest in any Person or business, engaged, directly or indirectly, in any Competitive Activity at the time of such acquisition but is not primarily engage in such Competitive Activity; provided, that, if such Person or business generates more than 20% of its revenues from Competitive Activities, within one year after any such transaction, Seller or the applicable Seller Subsidiary or Affiliate of Seller shall dispose of the portion of the Person or business engaged in the Competitive Activity or cause such portion of the Person or business to cease the Competitive Activity, or (z) engage, directly or indirectly, in any activity that the Seller Subsidiaries are expressly authorized to perform pursuant to the terms of this Agreement and the Transaction Documents or any transactions permitted hereby or thereby.

(b) For a period of two (2) years after the Closing Date, Seller agrees that it will not, and will cause the Seller Subsidiaries and Seller's other Affiliates not to solicit any Business
Employee for employment without the written approval of Buyer.

(c) Buyer and Seller acknowledge and agree that the restrictions contained in this Section 11.5 are fair and reasonable. If, at the time of enforcement of any provisions of this Section 11.5, a court or other tribunal shall hold that the restrictions herein are unreasonable or unenforceable under circumstances then existing, Buyer and Seller agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the period, scope or geographical area stated herein.

(d) Buyer and Seller agree that in the event of any breach of the provisions of this Section 11.5, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, notwithstanding anything to the contrary contained in this Agreement, Seller agrees that Buyer shall have the right to seek an adequate remedy for such breach not only by an action for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of this Section 11.5.

11.6 Buyer's Insurance

From and after the Closing and until all of Buyer's obligations hereunder and under the Trademark License shall have expired, Buyer shall maintain insurance coverage at least equal to the insurance coverage described on Schedule 11.6 attached hereto. The policies providing such insurance shall be endorsed to provide Seller with no less than thirty (30) days prior written notice of any cancellation, non-renewal or material change. The insurance companies providing such insurance coverage shall have a current A. M. Best rating of A- or better, and shall be licensed to do business in the applicable jurisdictions. Buyer shall provide to Seller a certificate of insurance evidencing each such insurance coverage upon the request of Seller.

11.7 Company Stores

For a period of five (5) years after the Closing Date, Buyer shall, and shall cause the Buyer Subsidiaries, Transferred Subsidiaries and Buyer's other Affiliates to, supply any products offered and sold by Buyer, the Buyer Subsidiaries, the Transferred Subsidiaries and Buyer's other Affiliates that were products of the Business prior to the Closing or are new products of the Business developed after the Closing (collectively, "Business Products") to the stores owned by Seller which sell to employees of Seller and its Affiliates at the lowest published wholesale price of Buyer for such Business Products. Buyer shall sell or cause to be sold all Business Products ordered by Seller's stores in reasonable quantities which are consistent with past practices; provided, if the Business Products which are ordered are in limited supply, Buyer may allocate, or cause to be allocated, the available Business Products among the Seller's stores and other purchasers of Business Products in such a manner that Seller's stores are treated as favorably as any other purchaser of Business Products.

ARTICLE 12

MISCELLANEOUS

12.1 Public Announcement

Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such release or announcement is required by applicable Laws.

12.2 Expenses

Subject to the provisions of Section 12.3, whether or not the Transactions are completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys', accountants', brokers' and other advisors' fees.

12.3 Transfer Taxes and Recording Expenses

Buyer shall timely pay and shall indemnify the Seller Entities for and against any and all U.S., foreign, state or local transfer, documentary, sales, use, excise, gross receipts, stamp duties, motor vehicle, registration, value added or similar taxes and filing or recording expenses or fees, if any, required to be paid in connection with this Agreement, the Transaction Documents and the Transactions (including any interest charge, penalty or addition to tax with respect thereto and excluding any income tax payable by Seller or a Seller Subsidiary) and including, without limitation, any fees, expenses and taxes with respect to the transfer of any Purchased Assets or Purchased Shares from any Seller Entity to any Buyer Entity. Buyer shall make any filings required to be made in connection with such taxes or fees. Buyer shall provide, or cause the appropriate Buyer Subsidiary to provide, to the appropriate Seller Entity any applicable certificates or other documents that will relieve the applicable Seller Entity from collecting and paying any such taxes or fees which are not due in connection with this Agreement, the Transaction Documents and the Transactions including, without limitation, a valid exempt use certificate or similar document for qualifying production equipment and a valid resale certificate or similar document for inventory purchased for resale.

12.4 Real Estate Taxes

To the extent not taken into account in the Closing Net
Operating Assets Statement, any real or personal property Taxes shall be pro-rated between the applicable Buyer Entities and the applicable Seller Entities based on where the Closing Date occurs in relationship to the period or periods covered by such Taxes. Seller shall prepare a schedule computing any amount owed by the Buyer Entities or Seller Entities and deliver it to Buyer within ninety (90) days following the Closing Date. Any payments due from one party to the other shall be made by check within ten
(10) days following the delivery of such statement.

12.5 Knowledge

"Knowledge" of Seller means the actual knowledge of those officers of Seller who are listed on Schedule 12.5 hereto.
"Knowledge" of Buyer means the actual knowledge of those officers of Buyer who are listed on Schedule 12.5 hereto.

12.6 Notices

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if sent by telecopier or facsimile or sent by a recognized overnight courier service or mailed, first class mail, postage prepaid, return receipt requested, as follows:

(a) If to Seller:

Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
Attention:  Chief Executive Officer
Fax:  (716) 338-6085

with a copy to:

Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
Attention:  Senior Vice President and General Counsel
Fax:  (716) 338-8706

(b) If to Buyer:

Luxottica Group S.p.A.
Via Valcozzena
Agordo, (Belluno) 32021
Italy
Attention:  Chief Executive Officer
Fax:  (39) (0437) 63840

with copies to:

LensCrafters Inc.
8650 Governors Hill Drive
Cincinnati, Ohio  45249
Attention:  Chief Executive Officer
Fax:  (513) 583-6388

and

Grimaldi e. Associatie:  Clifford Chance
Via Clerici, 7
Milano  20121
Italy
Attention:  Roberto Cappelli
Fax:  (39) (02) 806 34 201

and

Winston & Strawn
200 Park Avenue
42nd Floor
New York, NY  10166-4193
Attention:  Jonathan Goldstein
Fax:  (212) 294-4700

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been given on the date of personal delivery or when received by the person to whom addressed if sent by telecopier, overnight courier service or mail.

12.7 Entire Agreement

This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written (other than the Confidentiality Agreement dated June, 1998 between Seller and Buyer), between the parties hereto with respect to the subject matter hereof.

12.8 Binding Effect; Benefit

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided in ARTICLE 10 with respect to indemnification, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.9 Bulk Sales Law

Buyer and Seller each agree to waive compliance by the other, the other Seller Entities and the other Buyer Entities with the provisions of the bulk sales or similar Laws of any jurisdiction.

12.10 Assignability

This Agreement shall not be assignable by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller; provided that Seller and Buyer may assign its rights and obligations, in whole or in part, to any wholly-owned direct or indirect subsidiary of Seller or Buyer so long as Seller or Buyer, as applicable remains bound by all of the terms of this Agreement notwithstanding any such assignment.

12.11 Amendment; Waiver

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or in any Transaction Document. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No failure on the part of either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof.

12.12 Disclosure Schedules and Exhibits

Any fact or item which is disclosed on the Buyer Disclosure Schedule, the Seller Disclosure Schedule, any other Schedule or Exhibit to this Agreement or in the Financial Information with reference to any section of this Agreement shall also be deemed disclosed with respect to any other section of this Agreement to which the disclosure may be relevant. Any fact or item disclosed on the Seller Disclosure Schedule, Buyer Disclosure Schedule, Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

12.13 Section Headings

The section headings contained in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.14 Severability of Provisions

Any provision of this Agreement or the Transaction Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any such provision shall be adjudged by any court or authority of competent jurisdiction to be prohibited or unenforceable but would be valid and enforceable if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area thereby were to be reduced, such provision shall apply within the jurisdiction of such court or authority with such modifications as are necessary to make it valid and enforceable.

12.15 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12.16 Applicable Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws principles thereof.

12.17 Submission to Jurisdiction

The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in New York City, New York for any actions, suits or proceedings arising out of or relating to this Agreement, the Transaction Documents or the Transactions (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Transaction Document or the Transactions, in the federal courts of the United States of America located in New York City, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
     SELLER:
     BAUSCH & LOMB INCORPORATED


     By:
     Name:
     Title:



     BUYER:

     LUXOTTICA GROUP S.P.A.


     By:
     Name:
     Title:

SCHEDULE 1

BUSINESS

1. Development, production, marketing, distribution, sales and servicing of sunglasses, sunglass parts, sunglass cases and point-of-sale displays and advertising materials.

SCHEDULE 1.1(a)

SELLER SUBSIDIARIES

1. B&L U.K., Ltd.                                      stock/assets
2. Dr. Mann Pharma                                     stock
3. B&L (China) Investment Ltd.                         stock
4. B&L South Asia Inc.                                 stock
5. BL Industries Otica, Ltda.                          assets
6. B&L Lamex, Inc.                                     assets
7. B&L Canada, Inc.                                    assets
8. Bausch & Lomb Mexico, S.A. de C.V.                  assets
9. B&L Puerto Rico, Inc.                               assets
10. B&L (Hong Kong) Ltd.                               assets
11. Segrab Inc.                                        assets
12. B.L.J. Company, Ltd. (Japan)                       assets
13. B&L Singapore Pvt., Ltd.                           assets
14. B&L (M) SDN BHD (Malaysia)                         assets
15. B&L (Australia) Pty., Ltd.                         assets
16. B&L Taiwan, Ltd.                                   assets
17. B&L Korea Inc.                                     assets
18. B&L Thailand                                       assets
19. B&L Ireland                                        assets
20. B&L Saglik ve Optik Urunleri Tic. A.S. (Turkey)    assets
21. B&L South Africa Pty                               assets
22. B&L B.V. (Netherlands)                             assets
23. Bausch & Lomb Nordic AB                            assets
24. B&L South Asia Management Co., Sdn. Bhd.           assets
25. Young Han Inc.                                     assets
26. B&L Shanghai Trading Co. Ltd.                      assets
27. B&L New Zealand Ltd.                               assets
28. I.O.M. S.p.A. (Italy)                              assets
29. B&L France S.A.                                    assets
30. B&L GmbH (Austria)                                 assets
31. B&L GmbH (Germany)                                 assets
32. B&L Espana S.A.                                    assets
33. B&L AG (Switzerland)                               assets
34. B&L Dist Ops S.A. (Switzerland)                    assets

SCHEDULE 1.1(b)

TRANSFERRED SUBSIDIARIES
1. Arnette Optic Illusions, Inc., a California corporation
2. REVO, Inc., a Delaware corporation
3. Arnette Europe S.A.R.L., a French corporation
4. Killer Loop S.p.A., an Italian corporation
5. REVO Europe Limited, an English Corporation
6. Ray-Ban, Inc., a New York Corporation
7. Guangzhou B&L Manufacturing Co., Ltd., a Peoples Republic of
China corporation
8. B&L India Ltd., an Indian corporation (44% of which is owned by a Seller Entity)

SCHEDULE 2.3(a)

EXCLUDED ASSETS

1. Any and all assets and properties of Seller or any Seller Subsidiary not used exclusively in connection with the Business except for (i) assets which are expressly identified as Purchased Assets in the Seller Disclosure Schedule, and (ii) the Assigned Contracts described in Sections 2.1(f)(i) and (ii).

2. Except for assets which are identified as Purchased Assets in the Seller Disclosure Schedule, any tangible assets and properties of Seller or any Seller Subsidiary, whether or not used exclusively in connection with the Business, which are located at a facility of Seller or any Seller Subsidiary that is not used exclusively in connection with the Business.

3. Any assets and properties owned by a subsidiary or Affiliate of Seller other than the Seller Subsidiaries.

4. Any assets and properties which are made available pursuant to the Transition Services Agreement which are not expressly identified as Purchased Assets in the Seller Disclosure Schedule.

5. Any Intellectual Property licensed pursuant to the Trademark
License.

6. The customs drawbacks described in Section 6.12 of the Agreement.

7. Any cash, cash equivalents, investments and net intercompany receivables balances owned by the Transferred Subsidiaries except as provided in Section 6.3 or 6.4 of the Agreement.

SCHEDULE 2.3(b)

EXCLUDED LIABILITIES

1. All liabilities directly related to the Excluded Assets to the extent that they are not Assumed Liabilities and are not reflected on the Closing Net Operating Assets Statement.

2. All claims, actions, suits, proceedings and other obligations for property damage, personal injury, death and other similar losses or injuries arising out of the sale or use of products sold by the Business (including products sold by the Transferred Subsidiaries) prior to the Closing Date, whether in respect of any express or implied representation and warranty or otherwise.

3. Any net intercompany payables balances or third party debt owed by the Transferred Subsidiaries except as provided in
Section 6.3 of the Agreement.

4. Workers compensation claims, liabilities and obligations arising prior to the Closing Date.

5. [The restructuring reserve established by Seller in 1997 to the extent that it relates to the Business.]

SCHEDULE 2.5(b)

ACCOUNTING PRINCIPLES

(OMITTED)
SCHEDULE 3.2(a)

ALLOCATION SCHEDULE
(OMITTED)

SCHEDULE 3.3(c)

TREATMENT OF DEFERRED NET ASSETS AND DEFERRED
SUBSIDIARIES DURING DEFERRAL PERIOD

(OMITTED)

SCHEDULE 3.3(d)

TREATMENT OF DEFERRED NET ASSETS AND DEFERRED
SUBSIDIARIES IF A DEFERRED CLOSING DOES NOT
OCCUR WITHIN EIGHTEEN MONTHS
FOLLOWING THE CLOSING DATE

(OMITTED)

SCHEDULE 11.6

BUYER'S INSURANCE

(OMITTED)


Exhibit A
FORM OF BILL OF SALE, ASSIGNMENT AND
ASSUMPTION AGREEMENT

(OMITTED)

Exhibit B

OFFICE LEASE

(OMITTED)

 Exhibit C

FORM OF TRADEMARK LICENSE

(OMITTED)


Exhibit D
FORM OF TRANSITION SERVICES AGREEMENT

(OMITTED)